Exhibit 10.1

Execution Version

CUSIP NO. (REVOLVING CREDIT FACILITY) 42328JAB1

CUSIP NO. (TERM LOAN FACILITY) 42328JAC9

$800,000,000.00

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

by and among

HELIOS TECHNOLOGIES, INC., a Florida corporation,

THE LENDERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

PNC CAPITAL MARKETS LLC,

BMO BANK N.A.,

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC., and

CITIBANK, N.A., and

as Joint Lead Arrangers and Joint Bookrunners

BMO BANK N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

BANK OF AMERICA, N.A. and CITIBANK, N.A.,

as Co-Documentation Agents

Dated as of June 25, 2024

TABLE OF CONTENTS

				Page

1.	CERTAIN DEFINITIONS			1

	1.1	Certain Definitions		1
	1.2	Construction		44
	1.3	Accounting Principles; Changes in GAAP		44
	1.4	Currency Calculations		45
	1.5	Divisions		45
	1.6	Benchmark Replacement Notification		45
	1.7	Limited Condition Transactions		46

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			48

	2.1	Revolving Credit Commitments		48

		2.1.1	Revolving Credit Loans; Optional Currency Loans	48
		2.1.2	Swing Loan Commitment	48

	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans		48
	2.3	Commitment Fees		48
	2.4	Termination or Reduction of Revolving Credit Commitments		49
	2.5	Loan Requests; Swing Loan Requests		49

		2.5.1	Loan Requests	49
		2.5.2	Swing Loan Requests	50
	2.6	Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans		50

		2.6.1	Making Revolving Credit Loans	50
		2.6.2	Presumptions by the Administrative Agent	51
		2.6.3	Making Swing Loans	51
		2.6.4	Repayment of Revolving Credit Loans	51
		2.6.5	Borrowings to Repay Swing Loans	52
		2.6.6	Swing Loans Under Cash Management Agreements	52

	2.7	Notes		52
	2.8	Use of Proceeds		53
	2.9	Letter of Credit Subfacility		53

		2.9.1	Issuance of Letters of Credit	53
		2.9.2	Letter of Credit Fees	54
		2.9.3	Disbursements, Reimbursement	54
		2.9.4	Repayment of Participation Advances	56
		2.9.5	Documentation	56
		2.9.6	Determinations to Honor Drawing Requests	56
		2.9.7	Nature of Participation and Reimbursement Obligations	56
		2.9.8	Indemnity	58
		2.9.9	Liability for Acts and Omissions	58

i

		2.9.10	Issuing Lender Reporting Requirements	60
		2.9.11	Cash Collateral for Extended Letters of Credit	60

	2.10	Defaulting Lenders		61

		2.10.1	Defaulting Lender Adjustments	61
		2.10.2	Defaulting Lender Cure	63
		2.10.3	New Swing Loans/Letters of Credit	63

	2.11	Increase in Revolving Credit Commitments; Incremental Term Loans		63
	2.12	Utilization of Commitments in Optional Currencies		66

		2.12.1	Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency	66

	2.13	European Monetary Union		67

3.	Initial TERM LOAN			68

	3.1	Term Loan Commitments		68
	3.2	Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms		68

4.	INTEREST RATES			69

	4.1	Interest Rate Options		69

		4.1.1	Revolving Credit Interest Rate Options; Swing Line Interest Rate	70
		4.1.2	Swing Loan Interest Rate	71
		4.1.3	Term Loan Interest Rate Options	71
		4.1.4	Interest Act (Canada)	71
		4.1.5	Rate Calculations; Rate Quotations	71

	4.2	Conforming Changes Relating to Term SOFR, the Eurocurrency Rate, Term RFR, or Daily Simple SOFR.		71
	4.3	Interest After Default		72

		4.3.1	Letter of Credit Fees, Interest Rate	72
		4.3.2	Other Obligations	72
		4.3.3	Acknowledgment	72

	4.4	4.4 Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting		72

		4.4.1	Unascertainable; Increased Costs; Deposits Not Available	72
		4.4.2	Illegality	73
		4.4.3	Administrative Agent’s and Lender’s Rights	73
		4.4.4	Benchmark Replacement Setting	75

	4.5	Selection of Interest Rate Options		80

5.	PAYMENTS			80

	5.1	Payments		80
	5.2	Pro Rata Treatment of Lenders		81
	5.3	Sharing of Payments by Lenders		82
	5.4	Administrative Agent’s Clawback		82

		5.4.1	Funding by Lenders; Presumption by Administrative Agent	82
		5.4.2	Payments by Borrower; Presumptions by Administrative Agent	83

	5.5	Interest Payment Dates		83
	5.6	Voluntary Prepayments		83

		5.6.1	Right to Prepay	83
		5.6.2	Replacement of a Lender	84
		5.6.3	Designation of a Different Lending Office	85

	5.7	Mandatory Prepayments		86

		5.7.1	Sale of Assets and Recovery Events	86
		5.7.2	[Reserved]	86
		5.7.3	Debt Issuances	86
		5.7.4	[Reserved]	86
		5.7.5	Currency Fluctuations	86
		5.7.6	Application Among Interest Rate Options	87

	5.8	Increased Costs		87

		5.8.1	Increased Costs Generally	87
		5.8.2	Capital Requirements	88
		5.8.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	88
		5.8.4	Delay in Requests	88
		5.8.5	[Reserved]	88

	5.9	Taxes		88

		5.9.1	Issuing Lender	88
		5.9.2	Payments Free of Taxes	88
		5.9.3	Payment of Other Taxes by the Loan Parties	89
		5.9.4	Indemnification by the Loan Parties	89
		5.9.5	Indemnification by the Lenders	89
		5.9.6	Evidence of Payments	89
		5.9.7	Status of Lenders	90
		5.9.8	Treatment of Certain Refunds	92
		5.9.9	Survival	92

	5.10	Indemnity		92
	5.11	Settlement Date Procedures		93
	5.12	Currency Conversion Procedures for Judgments		93
	5.13	Indemnity in Certain Events		93
	5.14	Cash Collateral		94

		5.14.1	Grant of Security Interest	94
		5.14.2	Application	94
		5.14.3	Termination of Requirement	94

6.	REPRESENTATIONS AND WARRANTIES			95

	6.1	Representations and Warranties		95

		6.1.1	Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default	95
		6.1.2	Subsidiaries; Investment Companies	95
		6.1.3	Validity and Binding Effect	96
		6.1.4	No Conflict; Material Agreements; Consents	96
		6.1.5	Litigation	96
		6.1.6	Financial Statements	97
		6.1.7	Margin Stock	97
		6.1.8	Full Disclosure	97
		6.1.9	Taxes	97
		6.1.10	Patents, Trademarks, Copyrights, Licenses, Etc	98
		6.1.11	Liens in the Collateral	98
		6.1.12	Insurance	98
		6.1.13	ERISA Compliance	98
		6.1.14	Environmental Matters	99
		6.1.15	Solvency	99
		6.1.16	Sanctions and International Trade Laws	99
		6.1.17	Anti-Corruption Laws	100
		6.1.18	Affected Financial Institution	100
		6.1.19	Material Contracts; Burdensome Restrictions	100
		6.1.20	Employment Matters	100
		6.1.21	Beneficial Ownership	100

7.	CONDITIONS TO EffectIVENESS and LENDING AND ISSUANCE OF LETTERS OF CREDIT			101

	7.1	Conditions to Effectiveness		101

		7.1.1	Deliveries	101
		7.1.2	Payment of Fees	103

	7.2	Each Loan or Letter of Credit		103

8.	COVENANTS			103

	8.1	Affirmative Covenants		103

		8.1.1	Preservation of Existence, Etc	103
		8.1.2	Payment of Taxes	104
		8.1.3	Maintenance of Insurance	104
		8.1.4	Maintenance of Properties and Leases	104
		8.1.5	Visitation Rights	104
		8.1.6	Keeping of Records and Books of Account	105

		8.1.7	Compliance with Laws; Use of Proceeds	105
		8.1.8	Pledged Assets, Further Assurances	105
		8.1.9	Additional Guarantors	106
		8.1.10	Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws	106
		8.1.11	Post-Closing Obligations	106

	8.2	Negative Covenants		106

		8.2.1	Indebtedness	106
		8.2.2	Liens; Lien Covenants	108
		8.2.3	Guaranties	108
		8.2.4	Investments	109
		8.2.5	Dividends and Related Distributions	110
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	110
		8.2.7	Dispositions of Assets or Subsidiaries	112
		8.2.8	Affiliate Transactions	113
		8.2.9	Subsidiaries, Partnerships and Joint Ventures	113
		8.2.10	Continuation of or Change in Business	113
		8.2.11	Fiscal Year	113
		8.2.12	[Reserved]	113
		8.2.13	Changes in Organizational Documents	113
		8.2.14	Maximum Total Net Leverage Ratio	114
		8.2.15	Minimum Interest Coverage Ratio	114
		8.2.16	Sanctions and other Anti-Terrorism Laws	114
		8.2.17	[Reserved]	114
		8.2.18	Limitation on Negative Pledges	114
		8.2.19	Use of Proceeds	115

	8.3	Reporting Requirements		115

		8.3.1	Quarterly Financial Statements	115
		8.3.2	Annual Financial Statements	116
		8.3.3	Certificate of the Borrower	116
		8.3.4	Notices	116
		8.3.5	Electronic Delivery	117

9.	DEFAULT			118

	9.1	Events of Default		118

		9.1.1	Payments Under Loan Documents	118
		9.1.2	Breach of Warranty	118
		9.1.3	[Reserved]	118
		9.1.4	Breach of Negative Covenants, Visitation Rights or Anti-Money Laundering Laws	118
		9.1.5	Breach of Other Covenants	118
		9.1.6	Defaults in Other Agreements or Indebtedness	118
		9.1.7	Final Judgments or Orders	119
		9.1.8	Loan Document Unenforceable	119

v

		9.1.9	Uninsured Losses; Proceedings Against Assets	119
		9.1.10	Events Relating to Pension Plans and Multiemployer Plans	119
		9.1.11	Change of Control	119
		9.1.12	Relief Proceedings	119

	9.2	Consequences of Event of Default		120

		9.2.1	Generally	120
		9.2.2	Set-off	120
		9.2.3	Enforcement of Rights and Remedies	121
		9.2.4	Application of Proceeds	121

10.	THE ADMINISTRATIVE AGENT			123

	10.1	Appointment and Authority		123
	10.2	Rights as a Lender		123
	10.3	Exculpatory Provisions		123
	10.4	Reliance by Administrative Agent		124
	10.5	Delegation of Duties		124
	10.6	Resignation of Administrative Agent		125
	10.7	Non-Reliance on Administrative Agent and Other Lenders		126
	10.8	No Other Duties, Etc		126
	10.9	Administrative Agent’s Fee		126
	10.10	Administrative Agent May File Proofs of Claim		126
	10.11	Authorization to Release Collateral and Guarantors		127
	10.12	No Reliance on Administrative Agent’s Customer Identification Program		127
	10.13	Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products No Reliance on Administrative Agent’s Customer Identification Program		128
	10.14	Certain ERISA Matters		128

11.	MISCELLANEOUS			129

	11.1	Modifications, Amendments or Waivers		129

		11.1.1	Increase of Commitment	129
		11.1.2	Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment	129
		11.1.3	Release of Collateral or Guarantor	130
		11.1.4	Miscellaneous	130
	11.2	No Implied Waivers; Cumulative Remedies		131
	11.3	Expenses; Indemnity; Damage Waiver		131
		11.3.1	Costs and Expenses	131
		11.3.2	Indemnification by the Borrower	132
		11.3.3	Reimbursement by Lenders	132
		11.3.4	Waiver of Consequential Damages, Etc	133
		11.3.5	Payments	133
		11.3.6	Survival	133
	11.4	Holidays		133
	11.5	Notices; Effectiveness; Electronic Communication		133

		11.5.1	Notices Generally	133
		11.5.2	Electronic Communications	134
		11.5.3	Change of Address, Etc	134
		11.5.4	Platform	134
	11.6	Severability		135
	11.7	Duration; Survival		135
	11.8	Successors and Assigns		135
		11.8.1	Successors and Assigns Generally	135
		11.8.2	Assignments by Lenders	135
		11.8.3	Register	137
		11.8.4	Participations	137
		11.8.5	Cashless Settlement	138
		11.8.6	Arrangers/Bookrunners	139
		11.8.7	Certain Pledges; Successors and Assigns Generally	139
	11.9	Confidentiality		139
		11.9.1	General	139
		11.9.2	Sharing Information With Affiliates of the Lenders	139
	11.10	Counterparts; Integration; Effectiveness; Electronic Execution; Electronic Records		140
		11.10.1	Counterparts; Integration; Effectiveness	140
		11.10.2	Electronic Execution	140
		11.10.3	Electronic Records	140
	11.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		141
		11.11.1	Governing Law	141
		11.11.2	SUBMISSION TO JURISDICTION	141
		11.11.3	WAIVER OF VENUE	141
		11.11.4	SERVICE OF PROCESS	142
		11.11.5	WAIVER OF JURY TRIAL	142
	11.12	USA Patriot Act Notice		142
	11.13	Acknowledgment and Consent to Bail-In of Affected Financial Institutions		142
	11.14	[Reserved]		143
	11.15	Acknowledgement Regarding Any Supported QFCs		143
	11.16	Amendment and Restatement		143
12.	GUARANTY			147
	12.1	The Guaranty		147
	12.2	Obligations Unconditional		147
	12.3	Reinstatement		148
	12.4	Certain Additional Waivers		149
	12.5	Remedies		149
	12.6	Rights of Contribution		149
	12.7	Guarantee of Payment; Continuing Guarantee		149
	12.8	Keepwell		149

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)	-	PERMITTED LIENS
SCHEDULE 1.1(C)	-	PERMITTED INVESTMENTS
SCHEDULE 1.1(D)	-	EXISTING LETTERS OF CREDIT
SCHEDULE 6.1.2(i)	-	SUBSIDIARIES
SCHEDULE 6.1.2(ii)	-	REAL PROPERTY
SCHEDULE 8.1.3	-	INSURANCE REQUIREMENTS RELATING TO COLLATERAL
SCHEDULE 8.1.11		POST-CLOSING OBLIGATIONS
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	JOINDER AGREEMENT
EXHIBIT 1.1(C)	-	[RESERVED]
EXHIBIT 1.1(D)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(E)	-	SWING LOAN NOTE
EXHIBIT 1.1(F)	-	TERM NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 5.9.7(A)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)	-	U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3	-	COMPLIANCE CERTIFICATE

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the “Agreement”) is dated as of June 25, 2024 and is made by and among HELIOS TECHNOLOGIES, INC., a Florida corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined) and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement.

The Borrower (formerly known as Sun Hydraulics Corporation), the Guarantors, the Lenders party thereto and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 28, 2020 (as amended, restated, modified or supplemented, the “Existing Credit Agreement”). The Borrower (i) requests the Lenders to provide a revolving credit facility in the aggregate principal amount of $500,000,000 as of the Closing Date and (ii) further requests the Lenders to provide a term loan facility in the aggregate principal amount of $300,000,000 as of the Closing Date, collectively, as evidenced by this Agreement which amends, restates and supersedes the Existing Credit Agreement in its entirety. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.
CERTAIN DEFINITIONS
1.1.
Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Adjustment Period” shall have the meaning specified in Section 8.2.14 [Maximum Total Net Leverage Ratio].

“Administrative Agent” shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.

“Administrative Agent’s Fee” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Administrative Agent’s Letter” shall have the meaning specified in Section 10.9 [Administrative Agent’s Fee].

“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Covered Entity is located or doing business.

“Anti-Money Laundering Laws” shall mean (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Covered Entity is located or doing business.

“Applicable Commitment Fee Rate” shall mean the percentage rate per annum based on the Total Net Leverage Ratio then in effect according to the pricing grid in the definition of “Applicable Margin” below the heading “Commitment Fee.”

“Applicable Letter of Credit Fee Rate” shall mean the percentage rate per annum based on the Total Net Leverage Ratio then in effect according to the pricing grid in the definition of “Applicable Margin” below the heading “Letter of Credit Fee.”

“Applicable Margin” shall mean the corresponding percentages per annum as specified below based on the Total Net Leverage Ratio:

Pricing Level	Total Net Leverage Ratio	Commitment Fee	Letter of Credit Fee	Term Rate Loans denominated in Dollars, Canadian Dollars, Australian Dollars, British Pounds Sterling and Euros; and Swing Loans	Base Rate Loans denominated in Dollars
I	Less than 1.00 to 1.00	0.175%	1.25%	1.25%	0.25%
II	Greater than or equal to 1.00 to 1.00, but less than 1.75 to 1.00	0.20%	1.50%	1.50%	0.50%

III	Greater than or equal to 1.75 to 1.00, but less than 2.50 to 1.00	0.25%	1.75%	1.75%	0.75%
IV	Greater than or equal to 2.50 to 1.00, but less than 3.25 to 1.00	0.25%	2.00%	2.00%	1.00%
V	Greater than or equal to 3.25 to 1.00	0.30%	2.25%	2.25%	1.25%

The Applicable Margin shall be determined and adjusted quarterly on the date on which the Borrower is required to provide a Compliance Certificate pursuant to Section 8.3.3 [Certificate of the Borrower] for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level IV until the Calculation Date related to the Compliance Certificate delivered for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, and, thereafter the Pricing Level shall be determined by reference to the Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide any Compliance Certificate when due as required by Section 8.3.3 [Certificate of the Borrower], the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date, except as provided in the preceding sentence. Any adjustment in the Pricing Level shall be applicable to all extensions of credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.3.1 [Quarterly Financial Statements], Section 8.3.2 [Annual Financial Statements] or Section 8.3.3 [Certificate of the Borrower], respectively, is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Loan or Letter of Credit Obligation is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the actual Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Total Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent (for the benefit of the applicable Lenders) the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4 [Administrative Agent’s Clawback]. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1 [Payments] and 9.2 [Consequences of Event of Default] nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

“Applicable Time” shall mean, with respect to any Loans and payments in any Optional Currency, the local time in the place of settlement for such Optional Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any disposition or series of related dispositions by the Borrower or any of its Subsidiaries after the date hereof of the type described in clause (vi) of Section 8.2.7 [Dispositions of Assets or Subsidiaries].

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 11.8.2 [Assignments by Lenders], in substantially the form of Exhibit 1.1(A).

“Australian Dollar” shall mean the lawful currency of Australia.

“Australian Rate Lookback Day” shall have the meaning specified in the definition of “Eurocurrency Rate”

“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Chief Operating Officer, Chief Legal and Compliance Officer, Secretary or Assistant Secretary of such Loan Party, any manager or the members (if member managed) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

“Bail-In Action” shall mean, the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] or Section 4.4.2[Illegality], to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Loan” shall mean a Loan that bears interest at a rate based on the Base Rate.

“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(i)(A) [Revolving Credit Base Rate Option] or Section 4.1.3(i) [Term Loan Base Rate Option], as applicable. The Base Rate Option shall only be available for Loans denominated in Dollars.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Property” shall mean any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders or Administrative Agent of any applicable International Trade Law if the Lenders or Administrative Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.

“Borrower” shall have the meaning specified in the introductory paragraph.

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which date shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Term Loans, Revolving Credit Loans, or Swing Loans, as the context may require, consisting of simultaneous loans of the same Type in the same Currency, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, Base Rate Loans shall be considered one Borrowing Tranche.

“British Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania; provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan or Daily SOFR Loan, the term “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day, (ii) Eurocurrency Rate Loan, the term “Business Day” shall mean any such day that is also a Eurocurrency Banking Day; and (iii) Term RFR Loan, the term “Business Day” shall mean any such day that is also a Term RFR Business Day.

“Canadian Banking Day” shall mean any day on which banks are open for business in Toronto, Ontario.

“Canadian Dollar” shall mean the lawful currency of Canada.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, collectively, such items described in clauses (i), (ii), (iii) and (iv) of the definition of Permitted Investments.

“Cash Management Agreements” shall have the meaning specified in Section 2.6.6 [Swing Loans Under Cash Management Agreements].

“Cash Management Bank” shall mean any Person in its capacity as a party to such Other Lender Provided Financial Service Product that (i) at the time it enters into an Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, or (ii) on the Closing Date, it (or its Affiliate), or the at the time it (or its Affiliate) becomes a Lender, is party to an Other Lender Provided Financial Service Product.

“CFTC” shall mean the Commodity Futures Trading Commission or any successor agency.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any new Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the Capital Stock of the Borrower entitled to vote in the election of the board of directors or other equivalent governing body of the Borrower, or (b) in any twelve (12) month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“CIP Regulations” shall have the meaning specified in Section 10.12 [No Reliance on Administrative Agent’s Customer Identification Program].

“Closing Date” shall mean the Business Day on which the first Loan shall be made, which shall be June 25, 2024.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean the collateral under the Collateral Documents.

“Collateral Documents” shall mean, collectively, (i) the Security and Pledge Agreement, and (ii) any other security documents executed and delivered by any Loan Party pursuant to Section 8.1.8 [Further Assurances].

“Commitment” shall mean as to any Lender the aggregate of its Revolving Credit Commitment, Term Loan Commitment and, in the case of PNC, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments, Term Loan Commitments and Swing Loan Commitment of all of the Lenders.

“Commitment Fee” shall have the meaning specified in Section 2.3 [Commitment Fees].

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and the regulations promulgated thereunder.

“Communications” shall have the meaning specified in Section 11.5.4 [Platform].

“Compliance Authority” shall mean (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.

“Compliance Certificate” shall have the meaning specified in Section 8.3.3 [Certificate of the Borrower].

“Computation Date” shall have the meaning specified in Section 2.12.1 [Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency].

“Conforming Changes” shall mean, with respect to the Term SOFR Rate, Daily Simple SOFR, the Eurocurrency Rate, Term RFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR, the Eurocurrency Rate, Term RFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR, the Eurocurrency Rate, Term RFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, with respect to any Permitted Acquisition, the aggregate, without duplication, of: (a) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (b) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (c) any guaranty given or incurred by any Loan Party in connection therewith, and (d) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

“Consolidated EBITDA” for any period of determination shall mean (i) the sum of (a) net income, (b) depreciation, (c) amortization, (d) other non-cash charges to net income (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (e) interest expense, (f) income tax expense, (g) one-time fees and expenses relating to this Agreement (including any amendment or modifications relating thereto) and any fees, expenses or charges related to any equity issuance, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness is each case permitted by this Agreement (in each case including a refinancing thereof) (in each case, whether or not successful), (h) 100% of any contingent consideration expense related to future acquisitions to the extent reducing net income in such period, and (i) other one-time operating and restructuring charges not to exceed the greater of (i) $10,000,000 and (ii) fifteen percent (15%) of Consolidated EBITDA in the aggregate in any period of determination, minus (ii) non-cash credits to net income (excluding non-cash credits that represent an accrual or reserve for a future or potential future cash payment), in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP (as applicable). For any period of determination in which a Loan Party has completed a Permitted Acquisition or any sale or other disposition of all or substantially all of a line of business, Consolidated EBITDA shall be calculated on a pro forma basis for such period as if such Permitted Acquisition or disposition had occurred on the first (1st)

day of such period, as evidenced by pro forma financial statements in form and substance satisfactory to the Administrative Agent, in each case determined and consolidated for the Borrower and its Subsidiaries in accordance with GAAP (as applicable); provided that, in preparing such pro forma financial statements, (a) with respect to any such disposition (i) income statement and cash flow statement items attributable to the Person or property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period, and (b) with respect to any such acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall only be included to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in this Section 1.1 [Certain Definitions] and (B) such items are supported by financial statements of, or other information related to, the Person or property acquired, in each case reasonably satisfactory to the Administrative Agent, and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“CORRA” shall mean a rate equal to the Canadian Overnight Repo Rate Average as administered by the CORRA Administrator.

“CORRA Administrator” shall mean the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).

“CORRA Administrator’s Website” shall mean the Bank of Canada’s website, at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.

“Covered Entity” shall mean (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Currency” shall mean Dollars or any Optional Currency and “Currencies” shall mean, collectively, Dollars and each Optional Currency.

“Daily Simple RFR” shall mean, for any day (a “Daily RFR Day”), a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a)
(a) British Pounds Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such Daily RFR Day is a Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Business Day, the Business Day immediately preceding such Daily RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website;
(b)
(b) Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such Daily RFR Day is a Business Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Business Day, the Business Day immediately preceding such Daily RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website; and
(c)
(c) Canadian Dollars, CORRA for the day (such day, adjusted as applicable as set forth herein, the “CORRA Lookback Day”) that is two (2) Canadian Banking Days prior to (A) if such Daily RFR Day is a Canadian Banking Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Canadian Banking Day, the Canadian Banking Day immediately preceding such Daily RFR Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website;

provided, that if by 5:00 pm (local time for the applicable Daily Simple RFR) on the second (2nd) Business Day (or, in the case of CORRA, the second (2nd) Canadian Banking Day) immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable Daily RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day (or, in the case of CORRA, the first preceding Canadian Banking Day) for which such RFR was published on the Daily RFR Administrator’s Website; provided further that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive Daily RFR Days; provided further that if the Daily Simple RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

The Daily Simple RFR for each Loan that bears interest at rate based on a Daily Simple RFR shall be adjusted automatically as of the effective date of any change in the applicable RFR without notice to the Borrower. Determination by Administrative Agent of the Daily Simple RFR shall be deemed conclusive absent manifest error.

“Daily RFR Administrator” shall mean the SONIA Administrator, the €STR Administrator, or the CORRA Administrator, as applicable.

“Daily RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.

“Daily Simple RFR Lookback Days” shall mean, collectively, the SONIA Lookback Day, €STR Lookback Day, and CORRA Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent equal to (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily SOFR Loan” shall mean a Loan that bears interest based on Daily Simple SOFR.

“Daily SOFR Option” shall mean the option of the Borrower to have Swing Loans bear interest at the rate and under the terms specified in Section 4.1.2 [Swing Loan Interest Rate].

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean subject to Section 2.10.2 [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swing Loan

Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10.2 [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swing Loan Lender and each Lender.

“Designated Non-Cash Consideration” shall mean (a) the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an asset sale pursuant to Section 8.2.7(vi) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower setting forth the basis of such valuation less (b) the amount of cash or Permitted Investments received in connection with a subsequent sale of, or collection on, such Designated Non-Cash Consideration.

“Dollar, Dollars, U.S. Dollars” and the symbol $ shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount of any currency, as of any Computation Date, the Equivalent Amount of such currency expressed in Dollars.

“Domestic Subsidiary” shall mean each Subsidiary of Borrower or any other U.S. domestic Loan Party domiciled in the United States which may now exist or which may hereafter be acquired, formed or created.

“Drawing Date” shall have the meaning specified in Section 2.9.3.1.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Effective Federal Funds Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and regulations thereunder.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).

“Environmental Laws” shall mean all applicable federal, state, local, tribal, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

“Equivalent Amount” shall mean, at any time, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”), the amount of such Equivalent Currency converted from such Reference Currency at Administrative Agent’s rate (based on the market rates then prevailing and available to Administrative Agent) for such Equivalent Currency in exchange for such Reference Currency at a time determined by Administrative Agent on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Loans and Letters of Credit denominated in an Optional Currency to which the Eurocurrency Rate would apply), the applicable Term RFR Lookback Day (for amounts relating to Term RFR Loans and Letters of Credit denominated in an Optional Currency to which a Term RFR would apply) immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion).

“Equivalent Currency” shall have the meaning specified in the definition of “Equivalent Amount”.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Event” shall mean (a) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (b) a withdrawal by Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any member of the ERISA Group from a Multiemployer Plan, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e)

of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Erroneous Payment” shall have the meaning assigned to it in Section 11.17.1.

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to it in Section 11.17.4.

“Erroneous Payment Impacted Class” shall have the meaning assigned to it in Section 11.17.4.

“Erroneous Payment Return Deficiency” shall have the meaning assigned to it in Section 11.17.4.

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to it in Section 11.17.4.

“€STR” shall mean a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” shall mean the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” shall mean the European Central Bank’s website, at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EURIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“Euro” shall refer to the lawful currency of the Participating Member States.

“Eurocurrency Banking Day” shall mean any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect (i) Euros, a TARGET Day and (ii) Australian Dollars, any day on which banks are open for business in Australia.

“Eurocurrency Rate” shall mean the following:

(a)
for Eurocurrency Rate Borrowings denominated in Australian Dollars, the rate per annum equal to the Australian Bank Bill Swap Bid Rate or the successor thereto as approved by the Administrative Agent as published by Bloomberg (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) for the applicable Interest Period, rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1% per annum at approximately 10:00 a.m. (Sydney, Australia time), two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (any such day, collectively, the “Australian Rate Lookback Day”), as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period; provided, that if by such time the Australian Bank Bill Swap Bid Rate in respect of such day has not been so published, or such day is not a Business Day, then the Australian Bank Bill Swap Bid Rate for such day will be the Australian Bank Bill Swap Bid Rate as published in respect of the first preceding Business Day for which such Australian Bank Bill Swap Bid Rate was published thereon; provided further that any Australian Bank Bill Swap Bid Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days; and
(b)
for Eurocurrency Rate Borrowings denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period (any such day, collectively, the “EURIBOR Lookback Day”); provided, that if by such time the EURIBOR in respect of such day has not been so published, or if such day is not a Business Day, then the EURIBOR for such day will be the EURIBOR as published in respect of the first preceding Business Day for which such EURIBOR Rate was published thereon; provided further that any EURIBOR so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days;

provided that if the adjusted Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Administrative Agent shall give prompt notice to the Borrower of the Eurocurrency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurocurrency Rate Borrowing” shall mean, as to any Borrowing Tranche, a Eurocurrency Rate Loan comprising such Borrowing Tranche.

“Eurocurrency Rate Lookback Days” shall mean, collectively, an Australian Rate Lookback Day and an EURIBOR Lookback Day, and each such day is a “Eurocurrency Rate Lookback Day”.

“Eurocurrency Rate Loan” shall mean a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii)(A) [Revolving Credit Term Rate Loan Option] or Section 4.1.3(ii) [Term Loan Eurocurrency Rate Option], as applicable.

“Event of Default” shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an “Event of Default.”

“Exchange Act” shall have the meaning specified in the definition of Change of Control.

“Excluded Account” shall mean (a) any deposit account used solely for funding payroll or segregating payroll taxes or funding other employee wage or benefit payments in the ordinary course of business, (b) any fiduciary or trust account, (c) any other zero balance account or disbursement only account and (d) any other deposit account with an average monthly balance of not more than $100,000; provided, that the aggregate average monthly balance of all deposit accounts and securities accounts constituting Excluded Accounts under this clause (d) shall not exceed $500,000.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the Commodity Exchange Act, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean, with respect to any Loan Party, (a) any owned real property, (b) any leased real property, (c) any trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (d) the equity interests of (x) any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to the Security and Pledge Agreement, (y) any Joint Venture to the extent not permitted by the terms of such Joint Venture’s organizational or joint venture documents after giving effect to applicable anti-assignment provisions of the UCC (as defined in the Security and Pledge Agreement) or any other applicable Law (including Debtor Relief Laws) or principles of equity and (y) any Special Purpose Subsidiary, (e) any trucks, trailers, tractors, service vehicles, automobiles, rolling stock or other registered mobile equipment or assets covered by certificates of title or ownership of any Loan Party, (f) any General Intangible (as defined in the Security and Pledge Agreement), permit, lease, license, contract or other Instrument (as defined in the Security and Pledge Agreement) of a Loan Party to the extent the grant of a security interest in such General Intangible, permit, lease, license, contract or other Instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (x) any such limitation described in this clause (f) shall only apply to the extent that any such prohibition or right to terminate or accelerate or alter the Loan Party’s rights could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Debtor Relief Laws) or principles of equity and (y) in the event of the termination or elimination of any such prohibition or right or the requirement for any consent contained in any applicable Law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to no longer constitute Excluded Property hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, such General Intangible, permit, lease, license, contract or other Instrument shall automatically and simultaneously no longer constitute Excluded Property hereunder, (g) any United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under applicable Law; provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute Excluded Property, (h) Excluded Accounts, (i) any property or asset owned by any Loan Party that is subject to a purchase money Lien or a capital lease obligation to the extent that the Indebtedness secured by such purchase money security interest or capital lease obligation and such Lien is permitted under this Agreement and to the extent that the contractual agreement pursuant to which such Lien is granted (or in the document providing for such capital lease obligation) prohibits or requires the consent of any Person other than a Loan Party and its Affiliates as a condition to the creation of any other Lien on such property or asset and (j) those assets as to which the Administrative Agent determines (in its sole discretion) that the burden or cost of obtaining a security interest in or perfection thereof are excessive in relation to the benefit to the Lenders and other Secured Parties of the security to be afforded thereby.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).

“Existing Letters of Credit” shall mean those letters of credit existing on the Closing Date and identified on Schedule 1.1(D).

“Expiration Date” shall mean, with respect to the Revolving Credit Commitments, June 25, 2029.

“Extended Letter of Credit” shall have the meaning specified in Section 2.9.1.1.

“FATCA” shall mean Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Floor” shall mean a rate of interest equal to 0%.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” shall have the meaning specified in the definition of Lender Provided Foreign Currency Hedge.

“Foreign Direct Subsidiary” shall mean each first tier, direct Foreign Subsidiary of Borrower or any other U.S. domestic Loan Party which may now exist or which may hereafter be acquired, formed or created.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Lender” shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.

“Government Official” shall mean any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.

“Guaranteed Obligations” shall have the meaning specified in Section 12.1 [The Guaranty].

“Guarantor” shall mean (a) with respect to all Obligations, (i) each of the parties to this Agreement which is designated as a “Guarantor” on the signature page hereof, and (ii) each other Person which joins this Agreement as a Guarantor after the date hereof, (b) with respect to (i) any Lender Provided Interest Rate Hedge with any Loan Party (other than the Borrower) or any Subsidiary that is permitted to be incurred pursuant to this Agreement and any Other Lender Provided Financial Service Product owing by any Loan Party (other than the Borrower) or any Subsidiary and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (c) the successors and permitted assigns of the foregoing.

“Guaranty” of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article 12 [Guaranty].

“Hedge Bank” shall mean any Person in its capacity as a party to such Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge that (i) at the time it enters into a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, or (ii) on the Closing Date, it (or its Affiliate), or the at the time it (or its Affiliate) becomes a Lender, is party to a Lender Provided Foreign Currency Hedge or Lender Provided Interest Rate Hedge.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Hostile Acquisition” shall mean the acquisition of the capital stock or other equity interests of a Person through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Person, or by similar action if such Person is not a corporation, or as to which such prior approval by resolutions of the board of directors of such Person has not been withdrawn.

“ICC” shall have the meaning specified in Section 11.11.1 [Governing Law].

“Increasing Lender” shall have the meaning specified in Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans].

“Incremental Term Loan” shall have the meaning specified in Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans]; Incremental Term Loans shall mean collectively all of the Incremental Term Loans.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (v) any other transaction (including forward sale or purchase agreements, capitalized and/or synthetic leases, conditional sales agreements, and Securitization Transactions) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (vi) any Guaranty of Indebtedness for borrowed money, or (vii) joint venture and/or partnership debt but only to the extent there is recourse to such Person for payment thereof. The amount of any net obligations under any Indebtedness of the type described in clause (iv) above on any date shall be deemed to be the swap termination value thereof as of such date.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.

“Indemnitee” shall have the meaning specified in Section 11.3.2 [Indemnification by the Borrower].

“Information” shall mean all written information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

“Initial Term Loan” shall have the meaning specified in Section 3.1 [Term Loan Commitments].

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (x) Consolidated EBITDA of the Borrower and its Subsidiaries to (y) consolidated interest expense of the Borrower and its Subsidiaries (determined in accordance with GAAP), in each case of clauses (x) and (y) for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans or Term Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one, three or six months (or with respect to Interest Periods applicable to TSRR or Term CORRA, one or three months). Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to a Term Rate Loan Option if the Borrower is renewing or converting to a Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) with respect to Revolving Credit Loans, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Revolving Credit Loans that would end after the Expiration Date, (C) with respect to Term Loans, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Term

Loans that would end after the applicable Term Loan Maturity Date, and (D) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning specified in the definition of “Lender Provided Interest Rate Hedge” in Section 1.1 [Certain Definitions].

“Interest Rate Option” shall mean any Term Rate Loan Option, the Base Rate Option, or the Daily SOFR Option.

“International Trade Laws” shall mean all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of debt or other obligation of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) an acquisition, whether by purchase or by merger, of (i) a majority of the voting equity interests or economic interests of another Person, or (ii) all or substantially all of the assets of another Person or of a division, line of business or other business unit of another Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“ISP98” shall have the meaning specified in Section 11.11.1 [Governing Law].

“Issuing Lender” shall mean (i) PNC, in its individual capacity as issuer of Letters of Credit hereunder and (ii) any other Lender that Borrower, Administrative Agent and such other Lender may agree may from time to time to issue Letters of Credit hereunder.

“Joinder Agreement” shall mean a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit 1.1(B).

“Joint Lead Arranger” shall mean each of PNC Capital Markets LLC, BMO Bank N.A., Wells Fargo Securities, LLC, BofA Securities, Inc., and Citibank, N.A..

“Joint Venture” shall mean a corporation, partnership, limited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.

“LCT Election” shall have the meaning specified in Section 1.7.1 [Limited Condition Transactions].

“LCT Test Date” shall have the meaning specified in Section 1.7.1 [Limited Condition Transactions].

“Lender Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is entered into between any Loan Party or a Subsidiary of a Loan Party and any Hedge Bank that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party or a Subsidiary of a Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each Loan Party, be guaranteed obligations under the Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is entered into between a Loan Party or a Subsidiary of a Loan Party and any Hedge Bank that it: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party or a Subsidiary of a Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of each Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as

Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].

“Lenders” shall mean the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed.

“Letter of Credit” shall have the meaning specified in Section 2.9.1 [Issuance of Letters of Credit]. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

“Letter of Credit Borrowing” shall have the meaning specified in Section 2.9.3.3.

“Letter of Credit Fee” shall have the meaning specified in Section 2.9.2 [Letter of Credit Fees].

“Letter of Credit Obligation” shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.

“Letter of Credit Sublimit” shall have the meaning specified in Section 2.9.1.1.

“Lien’ shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Limited Condition Transaction” means any acquisition or other Investment permitted hereunder by the Borrower or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“LLC Division” shall mean, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or

(b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.

“Loan Documents” shall mean this Agreement, the Administrative Agent’s Letter, the Notes, the Collateral Documents and any other instruments, certificates or documents delivered in connection herewith or therewith.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan Request” shall have the meaning specified in Section 2.5.1 [Loan Requests].

“Loans” shall mean collectively, and Loan shall mean individually, all Revolving Credit Loans, Swing Loans and Term Loans or any Revolving Credit Loan, Swing Loan or Term Loan, as applicable.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Loan Parties taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually perform any of the payment or material other Obligations, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Permitted Acquisition” shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

“Multiemployer Plan” shall mean any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five plan years, has made or had an obligation to make such contributions.

“Net Cash Proceeds” shall mean in connection with any Asset Sale, any Recovery Event or the issuance of any Indebtedness by a Loan Party, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking and other customary advisor fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of an Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Lender” shall have the meaning specified in Section 2.11(a) [Increasing Lenders and New Lenders].

“Non-Consenting Lender” shall have the meaning specified in Section 11.1 [Modifications, Amendments or Waivers].

“Non-Qualifying Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.

“Notes” shall mean collectively, and Note shall mean separately, the promissory notes in the form of Exhibit 1.1(D) evidencing the Revolving Credit Loans, in the form of Exhibit 1.1(E) evidencing the Swing Loan, and in the form of Exhibit 1.1(F) evidencing the applicable Term Loan.

“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge and (iv) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Optional Currency” shall mean the following lawful currencies: Australian Dollars, British Pounds Sterling, Canadian Dollars, Euros and any other currency approved by Administrative Agent and all of the Lenders pursuant to Section 2.13(iii) [European Monetary Union; Requests for Additional Optional Currencies], in each case so long as there is a published Term RFR or Eurocurrency Rate, as applicable, or a Benchmark Replacement effected pursuant to Section 4.4.4 [Benchmark Replacement Setting] with respect thereto. Subject to Section 2.13 [European Monetary Union], each Optional Currency must be the lawful currency of the specified country.

“Optional Currency Loans” shall have the meaning specified in Section 2.1.1 [Revolving Credit Loans; Optional Currency Loans].

“Order” shall have the meaning specified in Section 2.9.9 [Liability for Acts and Omissions].

“Original Currency” shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

“Other Currency” shall have the meaning specified in Section 5.12 [Currency Conversion Procedures for Judgments].

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or Affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements entered into between any Loan Party or any Subsidiary of a Loan Party and any Cash Management Bank that provides any of the following products or services to any of the Loan Parties and their Subsidiaries: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, overdraft lines, accounts or services, or (g) foreign currency exchange.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

“Overnight Rate” shall mean for any day with respect to any Loans in an Optional Currency, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error).

“Participant” has the meaning specified in Section 11.8.4 [Participations].

“Participant Register” shall have the meaning specified in Section 11.8.4 [Participations].

“Participating Member State” shall mean any member State of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Participation Advance” shall have the meaning specified in Section 2.9.3.3.

“Payment Date” shall mean the first Business Day of each calendar quarter after the date hereof and on the Expiration Date or Term Loan Maturity Date, as applicable, or upon acceleration of the Notes.

“Payment In Full” and “Paid in Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than (i) contingent indemnity and expense reimbursement obligations for which no claim has been made, (ii) other obligations in respect of Letters of Credit that have been Cash Collateralized and (iii) obligations and liabilities under any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank party thereto have been made)), the termination of the Commitments and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized).

“Payment Recipient” shall have the meaning assigned to it in Section 11.17.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Plan” shall mean at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” shall have the meaning specified in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

“Permitted Intercompany Investments” shall mean (A) Investments in any Loan Party, (B) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (C) Permitted Non-Loan Party Investments.

“Permitted Investments” shall mean:

(i)
direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America, and similar direct obligations of, or obligations backed by the full faith and credit of, Australia, Canada, any Participating Member State with a credit rating of not less than A by Standard & Poor’s, the United Kingdom, and any other nation approved by the Administrative Agent;
(ii)
commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;
(iii)
demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s or P-1, P-2 or the equivalent or better by Moody’s Investors Service, Inc. on the date of acquisition;
(iv)
money market or mutual funds whose investments are limited to those types of investments described in clauses (i)-(iii) above;
(v)
corporate bonds that are rated BBB or better by Standard & Poor’s or Baa3 or higher by Moody’s Investors Service, Inc. on the date of acquisition; and
(vi)
the securities or other investments existing on the date of this Agreement set forth on Schedule 1.1(C) and not defined in any other clause of this definition; provided that no additional securities or other investments shall be added to Schedule 1.1(C) after the date of this Agreement; and
(vii)
investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.

“Permitted Joint Venture” shall mean any joint venture (x) in which the Borrower or any Subsidiary of Borrower holds not less than twenty percent (20.0%) of the Capital Stock in such joint venture and retains an equivalent amount of the voting control thereof, and (y) for which the Borrower or such Subsidiary of Borrower, as applicable, invested not more than $25,000,000 individually or $50,000,000 in the aggregate.

“Permitted Liens” shall mean:

(i)
Liens for Taxes that (a) are not yet due and payable or which are not overdue for a period of more than thirty (30) days or (b) are being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;
(ii)
Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions, or other social security programs or ERISA;
(iii)
Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not overdue for more than thirty (30) days;
(iv)
Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money or as security for Hedge Liabilities or margining related to commodities hedges) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)
Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)
Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Secured Parties securing the Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Product Obligations);
(vii)
Any Lien existing on the date of this Agreement and described on Schedule 1.1(B), and in each case, any renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(viii)
Purchase Money Security Interests and Liens securing capitalized leases securing Indebtedness permitted pursuant to Section 8.2.1(iv); provided that such Liens shall be limited to the assets acquired with such purchase money financing or leased pursuant to such capital lease (and any replacements thereof, additions and accessions thereto and the proceeds and products thereof and customary security deposits); provided financings of the type permitted by Section 8.2.1(iv) provided by a lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates; and
(ix)
easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Loan Party or any of its Subsidiaries;
(x)
any attachment or judgment Lien not constituting an Event of Default under Section 9.1.7 [Final Judgments and Orders];
(xi)
Liens on the assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries incurred under Section 8.2.1(vii);
(xii)
Liens on the assets of the Borrower and its Subsidiaries securing Indebtedness and other obligations of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $20,000,000 and (y) an amount equal to 10% of Consolidated EBITDA for the period of four fiscal quarters ended as of the date of the financial statements most recently delivered to the Administrative Agent under Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements]; and
(xiii)
Liens on Securitization Related Property created or deemed to exist in connection with any Permitted Securitization Transaction;

provided that no “Permitted Liens” (other than liens described in clauses (v), (vi) and (ix) above) shall be permitted to encumber real property owned by the Loan Parties.

“Permitted Non-Loan Party Investments” shall mean Investments by any Loan Party in any Subsidiary that is not a Loan Party; provided that, the aggregate outstanding amount of such Investments shall not any at time exceed the greater of (x) $35,000,000 and (y) an amount equal to 20% of Consolidated EBITDA for the period of four fiscal quarters ended as of the date of the financial statements most recently delivered to the Administrative Agent under Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements].

“Permitted Securitization Transaction” shall mean a Securitization Transaction permitted under Section 8.2.1[Indebtedness].

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any member of the ERISA Group or any such Plan to which the Borrower or any member of the ERISA Group is required to contribute on behalf of any of its employees.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PNC” shall mean PNC Bank, National Association, its successors and assigns.

“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“QFC” has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning specified in Section 11.15 [Acknowledgment Regarding Any Supported QFCs].

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Loan Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” shall mean:

(i)
with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

(ii)
with respect to a Lender’s obligation to make any class of Term Loans and receive payments, interest, and fees related thereto, the proportion that such Lender’s applicable Term Loans bear to the applicable Term Loans of all of the Lenders.
(iii)
with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment plus Term Loans by (ii) the sum of the aggregate amount of the Revolving Credit Commitments plus Term Loans of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Receivables and Related Assets” shall mean accounts receivable, any other property (including contract rights) that is customarily transferred or in respect of which security interests are customarily granted in connection with receivables securitization transactions and all proceeds of the foregoing.

“Recipient” shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries, including any event described in clause (iii) of Schedule 8.1.3 hereof.

“Reference Currency” shall have the meaning specified in the definition of “Equivalent Amount.”

“Reimbursement Obligation” shall have the meaning specified in Section 2.9.3.1.

“Reinvestment Notice” shall mean a written notice executed by an Authorized Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business, other than current assets within three hundred (360) days of receipt of the Net Cash Proceeds.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relief Proceeding” shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.

“Reportable Compliance Event” shall mean that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Administrative Agent, any Joint Lead Arranger, the Issuing Lender, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law-, Anti-Money Laundering Law- or International Trade Law- specific representations and covenants herein.

“Required Lenders” shall mean at least two (2) Lenders (other than any Defaulting Lender) having more than 50% of the sum of (a) the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations and outstanding Swing Loans of the Lenders (excluding any Defaulting Lender) and (b) the aggregate outstanding amount of any Term Loans.

“Required Share” shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower and its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder) as determined in accordance with GAAP, or (ii) are subject to any Lien in favor of any Person other than Administrative Agent for the benefit of the holders of the Obligations (but excluding amounts serving as cash collateral for Letters of Credit) other than bankers’ liens and rights of setoff.

“Restricted Payments” shall have the meaning specified in Section 8.2.5 [Dividends and Related Distributions].

“Revolving Credit Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

“Revolving Credit Loans” shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.9.3 [Disbursements, Reimbursement].

“Revolving Facility Usage” shall mean at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.

“RFR” shall mean, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) British Prounds Sterling, SONIA, (b) Euro, €STR, and (c) Canadian Dollars, CORRA.

“Sanctioned Jurisdiction” shall mean, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.

“Sanctioned Person” shall mean any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders, the Issuing Lender, any Hedge Bank, any Cash Management Bank, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securitization Related Property” shall mean Receivables and Related Assets which are sold, conveyed, contributed or transferred to a Special Purpose Subsidiary pursuant to a Securitization Transaction.

“Securitization Transaction” shall mean, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a Special Purpose Subsidiary or affiliate of such Person.

“Security and Pledge Agreement” shall mean that certain Second Amended and Restated Security and Pledge Agreement executed and delivered on or about the date hereof by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

“Settlement Date” shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” shall mean a rate of interest per annum equal to 0.0 basis points (0.0%).

“Solvent” shall mean, with respect to any Person on any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” shall mean a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” shall mean the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” shall mean the Bank of England’s website, at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Subsidiary” means, with respect to any Permitted Securitization Transaction, the special purpose Subsidiary or Affiliate for such Permitted Securitization Transaction.

“Specified Loan Party” shall mean any Loan Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 12.8 [Keepwell].

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Statements” shall have the meaning specified in Section 6.1.6(i) [Historical Statements].

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of the directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

“Subsidiary Equity Interests” shall have the meaning specified in Section 6.1.2 [Subsidiaries; Investment Companies].

“Supported QFC” shall have the meaning specified in Section 11.15 [Acknowledgement Regarding Any Supported QFCs].

“Swap” shall mean any “swap” as defined in Section 1a(47) of the Commodity Exchange Act and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the Commodity Exchange Act, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge or a Lender Provided Foreign Currency Hedge.

“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to $50,000,000.

“Swing Loan Lender” shall mean PNC, in its capacity as a lender of Swing Loans.

“Swing Loan Request” shall mean a request for Swing Loans made in accordance with Section 2.5.2 [Swing Loan Requests] hereof.

“Swing Loans” shall mean collectively, and Swing Loan shall mean separately, all Swing Loans or any Swing Loan made by PNC to the Borrower pursuant to Section 2.1.2 [Swing Loan Commitment] hereof.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” shall mean any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA Reference Rate” shall mean the forward-looking term rate based on CORRA, as administered by the Term CORRA Reference Rate Administrator.

“Term CORRA Reference Rate Administrator” shall mean CanDeal Benchmark Administration Services Inc. or TSX Inc. (or any successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term Loan” shall mean collectively, and individually, as applicable, all Term Loans made to the Borrower pursuant to Section 3.1 [Term Loan Commitments] and/or any Incremental Term Loans.

“Term Loan Commitment” shall mean, as to any Lender at any time, the amount set forth opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Term Loans”, as such Commitment is thereafter assigned or modified and Term Loan Commitments shall mean the aggregate Term Loan Commitments of all of the Lenders.

“Term Loan Maturity Date” shall mean, (i) with respect to the Initial Term Loans made pursuant to Section 3.1 [Term Loan Commitments], June 25, 2029 and (ii) with respect to any Incremental Term Loan, the final maturity date applicable thereto as specified in the applicable amendment relating to such Incremental Term Loan.

“Term Rate Loan” shall mean a Loan that bears interest at a rate based on the Eurocurrency Rate, Term SOFR Rate or Term RFR.

“Term Rate Loan Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms specified in [Section 4.1.1(ii) [Revolving Credit Term Rate Loan Option] or Section 4.1.3(ii) [Term Loan Eurocurrency Rate Option], as applicable.

“Term RFR” shall mean, for any Term RFR Borrowing for any Interest Period, a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to:

(a)
British Pounds Sterling, the TSRR as administered by the TSRR Administrator (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time; in each case, the “TSRR Rate”) at approximately 11:55 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; provided, that if by such time the TSRR Rate in respect of such day has not been so published, or if such day is not a Business Day, then the TSRR Rate for such day will be the TSRR Rate as published in respect of the first preceding Business Day for which such TSRR Rate was published thereon; provided further that any TSRR Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the TSRR for no more than three (3) consecutive Business Days (any such day, collectively, the “TSRR Lookback Day”); and
(b)
Canadian Dollars, the Term CORRA Reference Rate for a period equal in length to such Interest Period, as displayed on a page or service providing such quotations as determined by the Administrative Agent from time to time (the “Term CORRA Rate”) at approximately 1:00 p.m. (Toronto time) two (2) Business Days prior to the commencement of such Interest Period; provided, that if by such time the Term CORRA Rate in respect of such day has not been so published, or if such day is not a Business Day, then the Term CORRA Rate for such day will be the Term CORRA Rate as published in respect of the first preceding Business Day for which such Term CORRA Rate was published thereon; provided further that any Term CORRA Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Term CORRA Rate for no more than three (3) consecutive Business Days (any such day, collectively, the “Term CORRA Reference Rate Lookback Day”);

provided further that if the Term RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. The Term RFR for each outstanding Term RFR Loan shall be adjusted automatically on and as of the first day of each Interest Period without notice to the Borrower. Determination of the Term RFR by Administrative Agent shall be deemed conclusive absent manifest error.

“Term RFR Adjustment” shall mean with respect to Term RFR Loans, the applicable adjustment set forth in the table below:

Term RFR	Interest Period	Adjustment to Term RFR
TSRR Rate	1 month	0.0326%
TSSR Rate	3 month	0.1193%
Term CORRA Reference Rate	1 month	0.29547%
Term CORRA Reference Rate	3 month	0.32138%

“Term RFR Borrowing” shall mean, as to any Borrowing Tranche, a Term RFR Loan comprising such Borrowing Tranche.

“Term RFR Business Day” shall mean, as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) British Pounds Sterling, a day on which banks are open for general business in London and (ii) Canadian Dollars, a Canadian Banking Day.

“Term RFR Loan” shall mean a Loan that bears interest at a rate based on a Term RFR.

“Term RFR Lookback Day” shall mean the TSRR Lookback Day or the Term CORRA Reference Rate Lookback Day, as applicable.

“Term RFR Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(ii)(C) [Revolving Credit Term RFR Option].

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Date” shall have the meaning specified in the definition of “Term SOFR Rate”.

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent equal to (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.

“Term SOFR Rate Loan” shall mean a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(i)(1) [Revolving Credit Loan Term SOFR Rate Option] and Section 4.1(c)(i)(1) [Term Loan Term SOFR Rate Option], as applicable.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (A) consolidated Indebtedness (other than Indebtedness incurred in respect of any Permitted Securitization Transaction) of Borrower and its Subsidiaries on such date minus Unrestricted Cash on such date to (B) Consolidated EBITDA of the Borrower and its Subsidiaries for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“TSRR” shall mean a rate equal to the ICE Term SONIA Reference Rate as administered by the TSRR Administrator.

“TSRR Administrator” shall mean ICE Benchmark Administration Limited.

“TSRR Rate” shall have the meaning specified in the definition of “Term RFR”.

“TSSR Lookback Day” shall have the meaning specified in the definition of “Term RFR”.

“Type”, when used in reference to any Loan or Borrowing Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to (a) the Base Rate Option (with respect to Loans denominated in Dollars), (b) the Term Rate Loan Option for such Currency, or (c) the Daily SOFR Option (with respect to Swing Loans).

“UCP” shall have the meaning specified in Section 11.11.1 [Governing Law].

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Cash” shall mean, at any time, cash and Cash Equivalents of the Borrower and its Subsidiaries that are not Restricted at such time.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 5.9.7 [Status of Lenders].

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument shall mean such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” shall mean “from and including,” “to” shall mean “to but excluding,” and “through” shall mean “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, (ix) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (x) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Standard Time or Eastern Daylight Time, as applicable.

1.3 Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 [Negative Covenants]) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to amend any financial covenant in Section 8.2 [Negative Covenants], any related definition and/or the definition of the term Total

Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Borrower in writing that the Required Lenders wish to amend any financial covenant in Section 8.2 [Negative Covenants], any related definition and/or the definition of the term Total Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties’ compliance with such covenants and/or the definition of the term Total Net Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrower and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they deliver their financial statements pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on December 14, 2018 that would become or be treated as a capital lease solely as a result of a change in GAAP after December 14, 2018 shall always be treated as an operating lease for all purposes and at all times under this Agreement.

1.4 Currency Calculations. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing the financial statements, calculating financial covenants and determining compliance with covenants expressed in Dollars, Optional Currencies shall be converted to Dollars in accordance with GAAP.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.6 Benchmark Replacement Notification. Section 4.4.4 [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark, for any applicable Currency, is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark, for any applicable Currency, or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark for any applicable Currency, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7 Limited Condition Transactions; Other Calculations.

1.7.1 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio in connection with the making of an Investment, (ii) determining the accuracy of any representation or warranty, (iii) determining whether any Potential Default or Event of Default has occurred, is continuing or would result from any action, or (iv) determining compliance with any other condition precedent to any action or transaction, in each case of clauses (i) through (iv) in connection with a Limited Condition Transaction (but not in connection with any Borrowing of Loans or other extension of credit under this Agreement or any other Loan Document (other than the incurrence of an Incremental Term Loan the proceeds of which are being used to finance such Limited Condition Transaction, if agreed to by the Lenders providing such Incremental Term Loan and subject to the terms hereof), the date of determination of such ratio, the accuracy of such representation or warranty (but taking into account any earlier date specified therein), whether any Potential Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date of that the definitive agreement for such Investment is entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any (x) incurrence of Indebtedness (other than any Borrowing of Loans or other extension of credit under this Agreement or any other Loan Document (other than the incurrence of an Incremental Term Loan the proceeds of which are being used to finance such Limited Condition Transaction, if agreed to by the Lenders providing such Incremental Term Loan and subject to the terms hereof) and the use of proceeds thereof and (y) granting of Liens) such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent fiscal quarter ending prior to the LCT Test Date for which financial statements have been delivered pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements], as applicable, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 9.1.1 [Payments Under Loan Documents] or 9.1.12 [Relief Proceedings] shall be continuing on the date such Limited Condition Transaction is consummated; provided that, with respect to the incurrence of an Incremental Term Loan the proceeds of which are being used to finance an Limited Condition Transaction, if required by the Lenders providing such Incremental Term Loan, the representations and warranties which must be accurate at the time of the funding of such Incremental Term Loan may include customary “specified representations,” customary “specified acquisition agreement representations,” and such other representations and warranties as may be required by such Lenders. For the avoidance of doubt, subject to the foregoing exceptions, (i) if any of such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent or other provisions are exceeded or breached as a result of fluctuations in any such ratio (including due to fluctuations in Consolidated EBITDA), a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, representations and warranties, absence of defaults, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached, or otherwise failed as a result of such fluctuations or changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions are permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earliest of (i) the date on which such Limited Condition Transaction is consummated, (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, and (iii) 90 days after the date that the definitive agreement for such Limited Condition Transaction is, any such ratio or basket shall be calculated (x) on a pro forma basis but without giving effect to such Limited Condition Transaction and other transactions in connection therewith (including any (1) incurrence of Indebtedness (other than any Borrowing of Loans or other extension of credit under this Agreement or any other Loan Document) and the use of proceeds thereof and (2) granting of Liens) have been consummated and (y) on a pro forma basis giving effect to such Limited Condition Transaction and other transactions in connection therewith (including any (1) incurrence of Indebtedness (other than any Borrowing of Loans or other extension of credit under this Agreement or any other Loan Document (other than the incurrence of an Incremental Term Loan the proceeds of which are being used to finance such Limited Condition Transaction, if agreed to by the Lenders providing such Incremental Term Loan and subject to the terms hereof) and the use of proceeds thereof and (2) granting of Liens).

1.7.2 Other Calculations. Notwithstanding anything in this Agreement or any Loan Document to the contrary if the Borrower or any Subsidiary incurs Indebtedness under a ratio-based basket, such ratio-based basket (together with any other ratio-based basket utilized in connection therewith, including in respect of other Indebtedness, Liens, dispositions of assets, Investments or Restricted Payments) will be calculated excluding the cash proceeds of such Indebtedness for netting purposes (i.e., such cash proceeds shall not reduce the numerator of the Total Net Leverage Ratio pursuant to clause (A) of the definition of such term).

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit Commitments.

2.1.1 Revolving Credit Loans; Optional Currency Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Optional Currencies (each an “Optional Currency Loan”) to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations, (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, and (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Optional Currency. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1 [Revolving Credit Commitments].

2.1.2 Swing Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $50,000,000, provided that after giving effect to such Loan, the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2 [Swing Loan Commitment].

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to Applicable Commitment Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the daily difference between the amount of (i) the Revolving Credit Commitments and (ii) the Dollar Equivalent amount of the Revolving Facility Usage (provided however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swing Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swing Loans); provided, further, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the provisos in the directly preceding sentence, all Commitment Fees shall be payable quarterly in arrears and in U.S. Dollars.

2.4 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders; and provided further that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swing Loan Commitment then in effect, the Letter of Credit Sublimit and the Swing Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 [Termination or Reduction of Revolving Credit Commitments] shall be irrevocable.

2.5 Loan Requests; Swing Loan Requests.

2.5.1 Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans or Term Loans, by delivering to the Administrative Agent, not later than 10:00 a.m., (a) three (3) Business Days prior to the proposed Borrowing Date with respect to (i) the making of Revolving Credit Loans denominated in Dollars to which the Term SOFR Rate Option applies or (ii) the conversion to or the renewal of the Term SOFR Rate Option for any Loans denominated in Dollars; (b) four (4) Business Days prior to the proposed Borrowing Date with respect to (i) the making of Revolving Credit Loans denominated in Optional Currencies to which the Eurocurrency Rate Option applies, or (ii) the conversion to or renewal of a Eurocurrency Rate Option for any Loans denominated in Optional Currencies; (c) four (4) Business Days prior to the proposed Borrowing Date with respect to (i) the making of Revolving Credit Loans denominated in Optional Currencies to which the Term RFR Option applies, or (ii) the conversion to a Term RFR Option for any Loans denominated in Optional Currencies, and (d) the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, in each case, of a duly completed request therefor signed by an Authorized Officer of the Borrower substantially in the form of Exhibit 2.5.1 or a request by telephone from any Authorized Officer of the Borrower immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any Authorized Officer of the Borrower making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (A) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) the minimum amount of $500,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche, (B) which Interest Rate Option shall apply to the proposed Dollar denominated Loans comprising the applicable Borrowing Tranche, (C) the currency in which such Revolving Credit Loans shall be funded if the Borrower elects an Optional Currency, the applicable Interest Rate Option, and (D) an appropriate Interest Period, if applicable. No Optional Currency Loan may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Currency.

2.5.2 Swing Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swing Loan Lender to make Swing Loans by delivery to the Swing Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor signed by an Authorized Officer of the Borrower substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any Authorized Officer of the Borrower making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.

2.6 Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.

2.6.1 Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower, including the currency in which the Revolving Credit Loan is requested, and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested currency (in the case of Optional Currency Loans, in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars or the requested

Optional Currency (as applicable) in immediately available funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, including funds in the requested Optional Currency, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6.2 [Presumptions by the Administrative Agent].

2.6.2 Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan bearing interest at the Base Rate, or, for Loans other than Loans bearing interest at the Base Rate, prior to the close of business the day before the Borrowing Date, that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate (or, for payments in an Optional Currency, the Overnight Rate), and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option or in the case of Optional Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.6.3 Making Swing Loans. So long as PNC elects to make Swing Loans, PNC shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars only and in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.

2.6.4 Repayment of Revolving Credit Loans. The Borrower shall repay the Revolving Credit Loans together with all outstanding interest thereon on the Expiration Date.

2.6.5 Borrowings to Repay Swing Loans. PNC may, at its option, exercisable at any time for any reason whatsoever (and in addition to any right to require payment on any Settlement Date in accordance with Section 5.11 [Settlement Date Procedures]), demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Loan Requests] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.6.5 [Borrowings to Repay Swing Loans] and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 [Loan Requests] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from PNC.

2.6.6 Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.6.3 [Making Swing Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5.2 [Swing Loan Requests], PNC as the Swing Loan Lender may make Swing Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swing Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.6.6 [Swing Loans Under Cash Management Agreements] in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.5.2 [Swing Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Section 2 [Revolving Credit and Swing Loan Facilities].

2.7 Notes. The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans, Swing Loans and Term Loans made to it by each Lender, together with interest thereon, to the extent requested by such Lender, may be evidenced by a revolving credit Note, a swing loan Note and a term Note, respectively, in each case payable to the order of such Lender.

2.8 Use of Proceeds. The proceeds of the Loans shall be used to fund ongoing working capital, capital expenditures, mergers, acquisitions, and shareholder distributions permitted under this Agreement, for other lawful corporate purposes, to refinance the indebtedness under the Existing Credit Agreement, and to pay fees and expenses in connection with this Agreement.

2.9 Letter of Credit Subfacility.

2.9.1 Issuance of Letters of Credit. The Borrower or any Loan Party may at any time prior to the Expiration Date request the issuance of a standby or trade letter of credit (each a “Letter of Credit”), which may be denominated in either Dollars or an Optional Currency, for its own account or the account of another Loan Party, or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Borrower or such Loan Party shall authorize and direct the Issuing Lender to name the Borrower or any Loan Party as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any Letter of Credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

2.9.1.1 Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Section 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9 [Letter of Credit Subfacility], the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance, and (B) in no event expire later than the Expiration Date; provided that any Letter of Credit may expire after such date (each such Letter of Credit, an “Extended Letter of Credit”) with the consent of the applicable Issuing Lender and subject to the requirements of Section 2.9.11 [Cash Collateral for Extended Letters of Credit]; and provided further that in no event shall (i) the Letter of Credit Obligations exceed, at any one time, $50,000,000 (the “Letter of Credit Sublimit”) or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Section 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.9.1.2 Notwithstanding Section 2.9.1.1, the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.

2.9.2 Letter of Credit Fees. The Borrower shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate on the daily amount available to be drawn under each Letter of Credit, and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrower shall also pay (in Dollars) to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then in effect customary fees and administrative expenses payable with respect to letters of credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of letters of credit, which customary fees and administrative expenses are set forth on a schedule provided to the Borrower on or before the date hereof by the Issuing Lender and upon request by the Borrower, provided that the Borrower shall not request delivery of such schedule more than four (4) times in any calendar year.

2.9.3 Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively, in each case in the currency in which each Letter of Credit is issued.

2.9.3.1 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 2:00 p.m. on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans in U.S. Dollars (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof) be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.9.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.9.3.2 Each Lender shall upon any notice pursuant to Section 2.9.3.1 make available to the Administrative Agent for the account of the Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent amount to the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof), whereupon the participating Lenders shall (subject to Section 2.9.3 [Disbursements; Reimbursement]) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.9.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.9.3.2.

2.9.3.3 With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.1, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing (and, if the Letter of Credit was denominated in another currency, in the Dollar Equivalent of the amount paid by the Issuing Lender in such other currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.9.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.9.3 [Disbursements, Reimbursement].

2.9.4 Repayment of Participation Advances.

2.9.4.1 Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.

2.9.4.2 If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.9 [Letter of Credit Subfacility] in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate (or, for any payment in an Optional Currency, the Overnight Rate) in effect from time to time.

2.9.5 Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6 Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7 Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.9.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 [Letter of Credit Subfacility] under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.5 [Loan Requests; Swing Loan Requests], 2.6 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;

(vi) payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8 Indemnity. The Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

2.9.9 Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses, or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.

2.9.10 Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.

2.9.11 Cash Collateral for Extended Letters of Credit.

(i) Cash Collateralization. The Borrower shall provide Cash Collateral to the Issuing Lender with respect to each Extended Letter of Credit (in an amount equal to 105% of the maximum face amount of each Extended Letter of Credit) by a date that is no later than 10 Business Days prior to the Expiration Date by depositing such amount in immediately available funds, in Dollars, into a cash collateral account maintained at the Issuing Lender and shall enter into a cash collateral agreement in form and substance satisfactory to the Issuing Lender and such other documentation as the Issuing Lender or the Administrative Agent may reasonably request; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit in an amount equal to 105% of the maximum face amount of each such Letter of Credit, which shall be reimbursed (or participations therein funded) in accordance with Section 2.9.3 [Disbursements; Reimbursement], with the proceeds of Revolving Credit Loans (or funded participations) being utilized to provide Cash Collateral for such Letter of Credit.

(ii) Grant of Security Interest. The Borrower, and to the extent provided by any Lender, each such Lender, hereby grants to the Issuing Lender of each Extended Letter of Credit, and agrees to maintain, a first priority security interest in, all Cash Collateral required to be provided by this Section 2.9.11 [Cash Collateral for Extended Letters of Credit] as security for the Issuing Lender’s obligation to fund draws under such Extended Letters of Credit, to be applied pursuant to subsection (iii) below. If at any time the Issuing Lender determines that the Cash Collateral is subject to any right or claim of any Person other than the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required pursuant to subsection (i) above, the Borrower will, promptly upon demand by the Issuing Lender, pay or provide to the Issuing Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(iii) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.9.11 [Cash Collateral for Extended Letters of Credit] in respect of Extended Letters of Credit shall be applied to reimburse the Issuing Lender for all drawings made under such Extended Letters of Credit and any and all fees, expenses and charges incurred in connection therewith, prior to any other application of such property as may otherwise be provided for herein.

(iv) Survival. With respect to any Extended Letter of Credit, each party’s obligations under this Section 2.9 [Letter of Credit Subfacility] and all other rights and duties of the Issuing Lender of such Extended Letter of Credit, the Lenders and the Loan Parties with respect to such Extended Letter of Credit shall survive the resignation or replacement of the Issuing Lender or any assignment of rights by the Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

2.10 Defaulting Lenders.

2.10.1 Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2.3 [Setoff] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.14 [Cash Collateral]; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.10.1(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10.1(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (1) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14 [Cash Collateral].

(3) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (2) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

2.10.2 Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swing Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.10.1(iv) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.10.3 New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.11 Increase in Revolving Credit Commitments; Incremental Term Loans.

(a) Increasing Lenders and New Lenders. The Borrower may request that (i) the current Lenders increase their Revolving Credit Commitments or provide one or more additional term loans (each, an “Incremental Term Loan”) (any current Lender which elects to increase its Revolving Credit Commitment or provide an Incremental Term Loan shall be referred to as an “Increasing Lender”) or (ii) one or more new lenders (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment or an Incremental Term Loan hereunder, subject to the following terms and conditions (but subject to, in the case of an Incremental Term Loan the proceeds of which are being used to finance such Limited Condition Transaction, Section 1.7.1):

(i) No Obligation to Increase. No current Lender shall be obligated to (x) increase its Revolving Credit Commitment and/or provide an Incremental Term Loan and any increase in the Revolving Credit Commitment and/or issuance of any Incremental Term Loan by any current Lender shall be in the sole discretion of such current Lender, or (y) provide an Incremental Term Loan and any Incremental Term Loan provided by any Lender shall be in the sole discretion of Lender.

(ii) Defaults; Pro Forma Compliance. (A) There shall exist no Events of Default or Potential Default prior to giving effect to such increase or on the effective date of such increase after giving effect to such increase, and (B) the Borrower shall be in pro forma compliance with the covenants contained in Section 8.2.14 [Maximum Total Net Leverage Ratio] and Section 8.2.15 [Minimum Interest Coverage Ratio] on the effective date of such increase after giving pro forma effect to such increase, calculated as of the last day of the as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements].

(iii) Aggregate Commitments. The aggregate amount of all increases under this Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans] shall not exceed $400,000,000 and after giving effect to such increase, the total Commitments shall not exceed $1,200,000,000.

(iv) Terms of Incremental Term Loans. The Incremental Term Loans will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity (as reasonably determined by the Administrative Agent) of the Initial Term Loans or a maturity date earlier than the Term Loan Maturity Date. The Incremental Term Loans shall be secured and guaranteed and on a pari passu basis with the Revolving Credit and Loans and Initial Term Loans and share ratably with the Initial Term Loan in mandatory prepayments and shall have ratable voting rights. Except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term Loans, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions shall not be more restrictive than the terms and conditions applicable to Initial Term Loans unless (x) the Lenders under any such Initial Term Loans also receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Term Loan Maturity Date).

(v) Minimum Commitments. The aggregate amount of the increases in the Revolving Credit Commitments and Incremental Term Loans at any time provided by New Lenders and/or an Increasing Lenders shall be at least $25,000,000, and increments of $5,000,000 thereafter.

(vi) Maximum Increases. The aggregate number of increases of the Revolving Credit Commitments and Incremental Term Loans shall not exceed three (3) such increases during the term of this Agreement.

(vii) Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Revolving Credit Commitment and/or Incremental Term Loan has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents entered into in connection therewith by, and enforceability of such Loan Documents against, the Loan Parties.

(viii) Notes. To the extent requested thereby, the Borrower shall, if applicable, execute and deliver to each Increasing Lender or New Lender a revolving credit Note and/or term Note in respect of such Lender’s Loans or Commitments after giving effect to such increase.

(ix) Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent and the Borrower.

(x) Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Commitments pursuant to an acknowledgement in a form acceptable to the Administrative Agent and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(xi) New Lender Joinder. Each New Lender shall execute a lender joinder pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Commitment in the amount set forth in such lender joinder.

(xii) Fees. Borrower shall pay any Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower under this Agreement or the Administrative Agent’s Letter in connection with such increase.

(xiii) Amendment. Incremental Term Loans shall be effected by an amendment to this Agreement setting forth the terms of the Incremental Term Loans executed by (x) the Administrative Agent, (y) each Lender or New Lender agreeing to provide any portion of the Incremental Term Loans, and (z) the Borrower and the Loan Parties, and reaffirmations of the Loan Documents executed by the Borrower and the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent. Such amendment may, without the consent of the other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans].

(b) Treatment of Outstanding Loans and Letters of Credit.

(i) Repayment of Outstanding Loans; Borrowing of New Loans. On the effective date of any increase of the Revolving Credit Commitments pursuant to this

Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans], the Borrower shall repay all Revolving Credit Loans then outstanding, subject to the Borrower’s indemnity obligations under Section 5.10 [Indemnity]; provided, that the Administrative Agent will use its reasonable efforts to assist the Borrower in attempting to minimize such indemnity obligations under Section 5.10 [Indemnity]; provided, further, that it may borrow new Loans with a Borrowing Date on such date. Each of the Lenders shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.11(b) [Treatment of Outstanding Loans and Letters of Credit].

(ii) Outstanding Letters of Credit.. On the effective date of any increase of the Revolving Credit Commitments pursuant to this Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans], each Increasing Lender and each New Lender: (1) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of such Letter of Credit and the participation of each other Lender in such Letter of Credit shall be adjusted accordingly and (2) will acquire, (and will pay to the Administrative Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

(iii) Adjustment of Sublimits. Upon any increase of the Revolving Credit Commitments pursuant to this Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans], the Borrower and the Administrative Agent, on behalf of the Required Lenders, will negotiate in good faith to consider increases, if appropriate and agreed to by the Borrower and the Required Lenders, of the sublimits under the Revolving Credit Commitments, and thresholds and baskets set forth in this Agreement, including without limitation Article 8 hereof, to reflect the increase of the Revolving Credit Commitments and the financial condition and business operations of the Borrower and its consolidated Subsidiaries at such time. Nothing in this Section 2.11(b)(iii) [Adjustment of Sublimits] shall obligate the Administrative Agent or the Lenders to agree to any revisions to the sublimits, thresholds and/or baskets referenced herein.

2.12 Utilization of Commitments in Optional Currencies.

2.12.1 Periodic Computations of Dollar Equivalent Amounts of Revolving Credit Loans that are Optional Currency Loans and Letters of Credit Outstanding; Repayment in Same Currency. For purposes of determining utilization of the Revolving Credit Commitments, the Administrative Agent will determine the Dollar Equivalent amount of (i) the outstanding and proposed Revolving Credit Loans that are Optional Currency Loans and Letters of Credit to be denominated in an Optional Currency as of the requested Borrowing Date or date of issuance, as the case may be, (ii) the outstanding Letter of Credit Obligations denominated in an Optional Currency as of the last Business Day of each month, and (iii) the outstanding Revolving Credit Loans denominated in an Optional Currency, with respect to each Borrowing Tranche of a Term Rate Loan, as of the end of each Interest Period (each such date under clauses (i) through (iii), and any other date on which the Administrative Agent determines it is necessary or advisable to make such computation, in its sole discretion, is referred to as a “Computation Date”). Unless otherwise provided in this Agreement or agreed to by the Administrative Agent and the Borrower, each Loan and Reimbursement Obligation shall be repaid or prepaid in the same currency in which the Loan or Reimbursement Obligation was made unless repayment in such currency is not possible, in which case repayment shall be made in an alternative form of payment approved by the Administrative Agent.

2.13.
European Monetary Union.
(i)
Payments In Euros Under Certain Circumstances. If (i) any Optional Currency ceases to be lawful currency of the nation issuing the same and is replaced by the Euro or (ii) any Optional Currency and the Euro are at the same time recognized by any governmental authority of the nation issuing such currency as lawful currency of such nation and the Administrative Agent or the Required Lenders shall so request in a notice delivered to the Borrower, then any amount payable hereunder by any party hereto in such Optional Currency shall instead be payable in Euros and the amount so payable shall be determined by translating the amount payable in such Optional Currency to the Euro at the exchange rate established by that nation for the purpose of implementing the replacement of the relevant Optional Currency by the Euro (and the provisions governing payments in Optional Currencies in this Agreement shall apply to such payment in Euros as if such payment in Euros were a payment in an Optional Currency). Prior to the occurrence of the event or events described in clause (i) or (ii) of the preceding sentence, each amount payable hereunder in any Optional Currency will, except as otherwise provided herein, continue to be payable only in that currency.
(ii)
Additional Compensation Under Certain Circumstances. The Borrower agrees, at the request of any Lender, to compensate such Lender for any loss, cost, expense or reduction in return that such Lender shall reasonably determine shall be incurred or sustained by such Lender as a result of the replacement of any Optional Currency by the Euro and that would not have been incurred or sustained but for the transactions provided for herein. A certificate of any Lender setting forth such Lender’s determination of the amount or amounts necessary to compensate such Lender shall be delivered to the Borrower and shall be conclusive absent manifest error so long as such determination is made on a reasonable basis. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(iii)
Requests for Additional Optional Currencies. The Borrower may deliver to the Administrative Agent a written request that Revolving Credit Loans hereunder also be permitted to be made in any other lawful currency (other than Dollars), in addition to the currencies specified in the definition of “Optional Currency” herein, provided that such currency must be freely traded in the offshore interbank foreign exchange markets, freely transferable, freely convertible into Dollars and available to the Lenders in the applicable interbank market. The Administrative Agent will notify the Lenders of any such request promptly after the Administrative Agent receives such request. The Administrative Agent will promptly notify the Borrower of the acceptance or rejection by the Administrative Agent and each of the Lenders of the Borrower’s request. The requested currency shall be approved as an Optional Currency hereunder only if the Administrative Agent and all of the Lenders approve of the Borrower’s request.

3.
Initial TERM LOAN
3.1.
Term Loan Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date (the “Initial Term Loans”) in Dollars in such principal amount as the Borrower shall request up to, but not exceeding such Lender’s Term Loan Commitment in effect on the Closing Date.
3.2.
Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms.
(i)
The obligations of each Lender to make an Initial Term Loan to the Borrower shall equal its Ratable Share of the requested Initial Term Loans; provided that no Lender’s Initial Term Loan to the Borrower shall exceed its Term Loan Commitment in effect on the Closing Date. The failure of any Lender to make an Initial Term Loan shall not relieve any other Lender of its obligations to make an Initial Term Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make the Initial Term Loans hereunder after the Closing Date, and any portion of the Initial Term Loan Commitment not drawn on the Closing Date shall automatically expire. The Term Loan Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 3.1 [Term Loan Commitments].
(ii)
The Borrower shall repay to the applicable Lenders the aggregate principal amount of all Initial Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of voluntary and mandatory prepayments in accordance with the order of priority set forth in Section 5.6 [Voluntary Prepayments] and Section 5.7 [Mandatory Prepayments]):

Date	Amount
September 28, 2024	$3,750,000
December 28, 2024	$3,750,000
March 29, 2025	$3,750,000
June 28, 2025	$3,750,000
September 27, 2025	$3,750,000
January 3, 2026	$3,750,000
April 4, 2026	$3,750,000
July 4, 2026	$5,625,000
October 3, 2026	$5,625,000
January 2, 2027	$5,625,000
April 3, 2027	$5,625,000
July 3, 2027	$5,625,000
October 2, 2027	$5,625,000
January 1, 2028	$5,625,000
April 1, 2028	$5,625,000
July 1, 2028	$7,500,000
September 30, 2028	$7,500,000
December 30, 2028	$7,500,000
March 31, 2029	$7,500,000

provided, however, that the final principal repayment installment of the Initial Term Loans shall be repaid on the Term Loan Maturity Date applicable to the Initial Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date.

4.
INTEREST RATES
4.1.
Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the applicable Interest Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than six (6) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew any Term Rate Loan Option for any Loans and the Required Lenders may demand that (i) all existing Borrowing Tranches of Loans denominated in Dollars bearing interest under the Term SOFR Rate Option shall be converted immediately to the Base Rate Option and (ii) all existing Borrowing Tranches of Loans denominated in an Optional Currency shall be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof and converted immediately to the Base Rate Option, subject, in each case, to the obligation of the

Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate, Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Term RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Optional Currency Loan shall be paid by the Borrower in such Optional Currency (unless not possible in which case the Administrative Agent may permit an alternative form of payment).
4.1.1.
Revolving Credit Interest Rate Options; Swing Line Interest Rate. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)
Revolving Credit Base Rate Option:
(A)
With respect to Revolving Credit Loans denominated in Dollars, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate.
(ii)
Revolving Credit Term Rate Loan Option:
(A)
With respect to any Revolving Loans denominated in Dollars, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin; or
(B)
With respect to any Revolving Loans denominated in Australian Dollars and Euros, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed, except that interest on Loans denominated in the foregoing Currencies as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Eurocurrency Rate for such Currency as determined for each applicable Interest Period plus the Applicable Margin.
(C)
With respect to any Revolving Loans denominated in British Pounds Sterling or Canadian Dollars, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed, except that interest on Loans denominated in the foregoing Currencies as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans) equal to the Term RFR Rate for such Currency as determined for each applicable Interest Period plus the Term RFR Adjustment plus the Applicable Margin.

Subject to Section 4.3 [Interest After Default], only the Daily SOFR Option shall apply to the Swing Loans.

4.1.2.
Swing Loan Interest Rate. The Swing Loans shall accrue interest at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily Simple SOFR plus the Applicable Margin.
4.1.3.
Term Loan Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Term Loans:
(i)
Term Loan Base Rate Option: A fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)
Term Loan Term Rate Loan Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin.
4.1.4.
Interest Act (Canada). For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
4.1.5.
Rate Calculations; Rate Quotations. All computations of interest for Loans bearing interest at the Base Rate (including such Loans determined by reference to the Daily Simple SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed or, in the case of interest in respect of Loans denominated in Optional Currencies as to which market practice differs from the foregoing, in accordance with such market practice. The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.2.
Conforming Changes Relating to Term SOFR, the Eurocurrency Rate, Term RFR, or Daily Simple SOFR. With respect to the Term SOFR Rate, the Eurocurrency Rate, Term RFR, Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
4.3.
Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, at the discretion of the Administrative Agent or upon written demand by the Required Lenders to the Administrative Agent:
4.3.1.
Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.00% per annum;
4.3.2.
Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest (subject in all cases other than the failure to pay principal of the Loans, to the request of the Required Lenders) at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable and until it is Paid In Full; and
4.3.3.
Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 [Interest After Default] reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk, and all such interest shall be payable by Borrower upon demand by Administrative Agent.
4.4.
Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting .
4.4.1.
Unascertainable; Increased Costs; Deposits Not Available .
(i)
the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that
(1)
the Eurocurrency Rate, the Term SOFR Rate, Daily Simple SOFR or Term RFR cannot be determined pursuant to the definition thereof; or
(2)
with respect to any Loan denominated in an Optional Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or
(ii)
with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such

Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent;
(iii)
with respect to any Term RFR Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders have determined (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Currency are not being offered to banks in the applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Term RFR Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or
(iv)
the Required Lenders have determined that for any reason in connection with any request for a Eurocurrency Rate Loan, a Term SOFR Rate Loan, Daily SOFR Loan or a Term RFR Loan or a conversion thereto or continuation thereof that the Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Term RFR, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.2.
Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].

4.4.3.
Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4.1(a) [Unascertainable; Increased Costs; Deposits Not Available] above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.1(b) [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.

(i)
Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
(ii)
If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] (a) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Optional Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Optional Currency shall, at the Borrower’s election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Equivalent Amount of such Optional Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from the Borrower of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Equivalent Amount of such Optional Currency).
(iii)
If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Optional Currency, in an amount equal to the Dollar Equivalent of such Optional Currency) or prepay such Loan in accordance with Section 5.2 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Optional Currency, in an amount equal to the Equivalent Amount of such Optional Currency) upon such specified date.

4.4.4.
Benchmark Replacement Setting.
(i)
Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section 4.4.4), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), (4), or (5) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2), (3), or (4) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (5) of the definition of “Benchmark Replacement”, such Benchmark Replacement.
(ii)
Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)
Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this

Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)
Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option (which shall be, with respect to Loans denominated in an Optional Currency, in an amount equal to the Dollar Equivalent of such Optional Currency). During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)
Definitions. As used in this Section:

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” shall mean, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, SOFR and the Term SOFR Reference Rate, (b) British Pounds Sterling or Canadian Dollars, the Term RFR applicable for such Currency, or (c) Australian Dollars or Euros, the Eurocurrency Rate applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)
Where the Benchmark is Term SOFR, Daily Simple SOFR;
(2)
Where the Benchmark is EURIBOR, the sum of: (A) Daily Simple RFR for Euros (€STR) and (B) the related Benchmark Replacement Adjustment;
(3)
Where the Benchmark is TSRR, the sum of: (A) the Daily Simple RFR for British Pounds Sterling (SONIA) and (B) the related Benchmark Replacement Adjustment; and
(4)
Where the Benchmark is the Term CORRA Reference Rate, the sum of: (A) the Daily Simple RFR for Canadian Dollars (CORRA) and (B) the related Benchmark Replacement Adjustment; and
(5)
the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time in the United States and (B) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(2)
in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)
a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4.4 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.4.4.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Optional Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

4.5.
Selection of Interest Rate Options. If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 2.5.1 [Loan Requests], (a) with respect to Loans denominated in Dollars, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, as applicable to Revolving Credit Loans or Term Loans, as the case may be, commencing upon the last day of the existing Interest Period, and (b) with respect to Optional Currency Loans, such Loans shall be continued under the applicable Term Rate Loan Option in their original currency with an Interest Period of one (1) month.
5.
PAYMENTS
5.1.
Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to (i) except with respect to principal and interest on Loans denominated in an Optional Currency, 11:00 a.m. and (ii) with respect to principal and interest on Loans denominated in an Optional Currency, the Applicable Time specified by the Administrative Agent on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans or Term Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate in the case of Loans or other amounts due in Dollars, or the Overnight Rate in the case of Loans or other amounts due in an Optional Currency, with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders and the Borrower shall have no obligation to reimburse such additional interest or any portion thereof. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated”. All payments of principal and interest made in respect of the Loans must be repaid in the same currency (whether Dollars or the applicable Optional Currency) in which such Loan was made and all Unpaid Drawings with respect to each Letter of Credit shall be made in the same currency (whether Dollars or the applicable Optional Currency) in which such Letter of Credit was issued; provided however that if repayment in an Optional Currency is not reasonably possible, the Borrower may repay such Loans in another currency or pursuant to an alternative form of payment approved by the Required Lenders. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the applicable Borrower with the Administrative Agent.
5.2.
Pro Rata Treatment of Lenders.
(i)
Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to PNC according to Section 2.6.5 [Borrowings to Repay Swing Loans].
(ii)
Term Loans shall be allocated to each Lender according to its Ratable Share of such Term Loans, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal and interest (but excluding any fee in connection with any Administrative Agent’s Letter) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4.1 [Unascertainable; Increased Costs, Deposits Not Available], 5.6.2 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders of Term Loans entitled to such payment in accordance with the amount of principal and interest as set forth in this Agreement.
5.3.
Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)
the provisions of this Section 5.3 [Sharing of Payments by Lenders] shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.3 [Sharing of Payments by Lenders] shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

5.4.
Administrative Agent’s Clawback .
5.4.1.
Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, two (2) hours prior to the proposed time of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6.1 [Making Revolving Credit Loans] or Section 3.2 [Nature of Lenders’ Obligations with Respect to Term Loans; Repayment Terms] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a

Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
5.4.2.
Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate (or, for payments in an Optional Currency, the Overnight Rate) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.5.
Interest Payment Dates. Interest on Loans to which the Base Rate Option or Daily SOFR Option applies, interest shall be due and payable in arrears on each Payment Date. Interest on Loans to which a Term Rate Loan Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date or applicable Term Loan Maturity Date, as applicable, upon acceleration or otherwise).
5.6.
Voluntary Prepayments.
5.6.1.
Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10

[Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. (i) at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans or Term Loans that bear interest at the Base Rate Option; (ii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans or Term Loans denominated in Dollars that bear interest at the Term SOFR Rate Option; (iii) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Optional Currencies that bear interest at the Eurocurrency Rate Option; (iv) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Optional Currencies that bear interest at the Term RFR Option; or (v) no later than 1:00 p.m. on the date of prepayment of Swing Loans, setting forth the following information:
(a)
the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(b)
a statement indicating the application of the prepayment among the Revolving Credit Loans, the Term Loans and Swing Loans;
(c)
a statement indicating the application of the prepayment between Loans to which the Base Rate Option, the Eurocurrency Rate Option, Term SOFR Rate Option or the Term RFR Option applies; and
(d)
the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan or $100,000 for any Revolving Credit Loan or Term Loan.

Any prepayment notice may be conditioned on the effectiveness of other financing arrangements or one or more other transactions, but otherwise shall be irrevocable. Subject to the foregoing sentence, the principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. All Term Loan prepayments permitted pursuant to this Section 5.6.1 [Right to Prepay] shall be applied to the remaining scheduled principal installments of the Term Loans as the Borrower shall direct. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Revolving Credit Loans and then to Term Loans; and (ii) after giving effect to the allocations in clause (i) above and in the preceding sentence, first to the Loans subject to the Base Rate Option, then to Loans subject to the Term SOFR Rate Option, then to Loans subject to the Term Rate Loan Option denominated in an Optional Currency. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity]. Prepayments shall be made in the currency in which such Loan was made unless otherwise directed by the Administrative Agent or agreed to by the Required Lenders.

5.6.2.
Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4.1(iii) [Unascertainable; Increased Costs; Deposits Not Available] or Section 4.4.2 [Illegality], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the

Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 11.1 [Modifications, Amendments or Waivers], then in any such event the Borrower may, at its sole option and expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8 [Successors and Assigns]), all of its interests, rights (other than existing rights to payments pursuant to Sections 5.8 [Increased Costs] or 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)
the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8.2(iv) [Assignment and Assumption Agreement];
(ii)
such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)
in the case of any such assignment resulting from a claim for compensation under Section 5.8.1 [Increased Costs Generally] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments the Borrower will be liable for thereafter; and
(iv)
such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.6.3.
Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment

5.7.
Mandatory Prepayments.
5.7.1.
Sale of Assets and Recovery Events. If the Borrower or any of its Subsidiaries receives Net Cash Proceeds from any Asset Sales or Recovery Events in excess of $2,500,000 in the aggregate in any fiscal year, the Borrower shall make a mandatory prepayment (subject to Borrower’s indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) of principal on the Term Loans within thirty (30) Business Days of the date of receipt by the Borrower or any of its Subsidiaries of such Net Cash Proceeds in an amount equal to 100% of such Net Cash Proceeds; provided that if the Borrower reinvests such proceeds to acquire or repair assets useful in its business, other than current assets, within three hundred sixty (360) days of the date of receipt by the Borrower or any of its Subsidiaries of such Net Cash Proceeds, no such prepayment shall be required in respect of the portion of such Net Cash Proceeds so reinvested. If at the end of the period specified above (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds from such Asset Sale or Recovery Event as set forth above) any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will make a prepayment of the Term Loans to the extent required above without regard to the preceding proviso. All prepayments pursuant to this Section 5.7.1 [Sale of Assets and Recovery Events] shall be applied to payment of the principal amount of the Term Loans by application to the remaining scheduled principal installments of the Term Loans on a pro rata basis (excluding the payment of principal due on the Term Loan Maturity Date of each Term Loan).
5.7.2.
[Reserved].
5.7.3.
Debt Issuances. Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness not permitted to be incurred or issued in accordance with Section 8.2.1 [Indebtedness], the Borrower shall prepay (subject to Borrower’s indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) the Term Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such debt issuance, such prepayment to be effected within five (5) Business Days following the receipt of the proceeds of such debt issuances. All prepayments pursuant to this Section 5.7.3 [Debt Issuances] shall be applied to payment of the principal amount of the Term Loans by application to the remaining scheduled principal installments of the Term Loans on a pro rata basis (including the payment of principal due on the Term Loan Maturity Date of each Term Loan).
5.7.4.
[Reserved].
5.7.5.
Currency Fluctuations. If on any Computation Date the Revolving Facility Usage is equal to or greater than the Revolving Credit Commitments as a result of a change in exchange rates between one (1) or more Optional Currencies and Dollars, then the Administrative Agent shall notify the Borrower of the same. The Borrower shall pay or prepay (subject to Borrower’s indemnity obligations under Sections 5.8 [Increased Costs] and 5.10 [Indemnity]) within one (1) Business Day after receiving such notice such that the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments after giving effect to such payments or prepayments

5.7.6.
Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 [Mandatory Prepayments] shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to the Term SOFR Rate Option, then to Loans subject to the Term Rate Loan Option denominated in an Optional Currency. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense incurred with respect to any such prepayments applied against Loans subject to a Term Rate Loan Option on any day other than the last day of the applicable Interest Period.
5.8.
Increased Costs.
5.8.1.
Increased Costs Generally. If any Change in Law shall:
(i)
impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement which is reflected in the Eurocurrency Rate or Term SOFR Rate) or the Issuing Lender;
(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)
impose on any Lender or any the Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

5.8.2.
Capital Requirements. If any Lender or the Issuing Lender determines in good faith that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
5.8.3.
Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and delivered to the Borrower shall include in reasonable detail the basis therefor and the calculation thereof and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within twenty (20) days after receipt thereof.
5.8.4.
Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8.5 [Reserved].

5.9 Taxes.

5.9.1 Issuing Lender. For purposes of this Section 5.9 [Taxes], the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.

5.9.2 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

5.9.3 Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

5.9.4 Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5.9.5 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].

5.9.6 Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

5.9.7 Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

5.9.8 Treatment of Certain Refunds. If any party determines in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 [Treatment of Certain Refunds] (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8 [Treatment of Certain Refunds], in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 [Treatment of Certain Refunds] the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

5.9.9 Survival. Each party’s obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

5.10 Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs]or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period, whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due, or any voluntary prepayment without the required notice, or

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests (including renewals and conversion) under Section 2.5 [Loan Requests; Swing Loan Requests] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments].

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall in good faith deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.11 Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 [Settlement Date Procedures] shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.

5.12 Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Administrative Agent could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.13 Indemnity in Certain Events. The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other

Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

5.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.10.1(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Lender’s Fronting Exposure.

5.14.1 Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to Section 5.14.2 [Application] below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount set forth in Section 5.14 [Cash Collateral] above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

5.14.2 Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 [Cash Collateral] or Section 2.10 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

5.14.3 Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 [Cash Collateral] following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.10 [Defaulting Lenders] the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.14.1 [Grant of Security Interest] above.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders on the Closing Date, on every date thereafter on which an extension of credit occurs, and on every date thereafter on which the representations and warranties set forth below are deemed made pursuant to the terms hereof as follows:

6.1.1 Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to result in a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, and (vi) except as would not reasonably be expected to result in a Material Adverse Change, has good and marketable or valid title, as applicable to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing.

6.1.2 Subsidiaries; Investment Companies.

(i) Schedule 6.1.2(i) states , as of the Closing Date, (A) the exact legal name of the Borrower and each of the Borrower’s Subsidiaries and its jurisdiction of organization, (B) the amount, percentage and type of equity interests in such Subsidiary (the “Subsidiary Equity Interests”) and (C) for each Loan Party, its chief executive office and U.S. taxpayer identification number (if applicable). The Borrower and each Subsidiary of the Borrower has good and marketable or valid title, as applicable to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien, other than Permitted Liens, and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable (to the extent such concepts are applicable to the respective Subsidiary Equity Interests). Except as set forth on Schedule 6.1.2(i), no Loan Party has during the five (5) years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

(ii) Set forth on Schedule 6.1.2(ii) is a list of all real property that is owned or leased by any Loan Party as of the Closing Date.

(iii) None of the Loan Parties or Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

6.1.3 Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6.1.4 No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them (a) will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party (ii) any Law, (iii) except as would not reasonably be expected to result in a Material Adverse Change, any material agreement or instrument, or (iv) order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents, other than those which have been obtained, and except for the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Collateral Documents.

6.1.5 Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate which could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

6.1.6.
Financial Statements.
(i)
Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 30, 2023. In addition, the Borrower has delivered to the Administrative Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 30, 2024 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, except to the extent provided in the notes to said financial statements and subject (in the case of the interim statements) to normal year-end audit adjustments.
(ii)
Accuracy of Financial Statements. Except as disclosed in such financial statements, there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which may cause a Material Adverse Change. Since December 30, 2023, no Material Adverse Change has occurred.
6.1.7.
Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.1.8.
Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There are no facts known to the Loan Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders.
6.1.9.
Taxes. All federal, state and material other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.10.
Patents, Trademarks, Copyrights, Licenses, Etc. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, each Loan Party and each Subsidiary of each Loan Party owns or possesses all the patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others.
6.1.11.
Liens in the Collateral. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents constitute and will continue to constitute legal, valid and enforceable first priority security interests, subject to no other Liens other than Permitted Liens. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Borrower.
6.1.12.
Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.1.13.
ERISA Compliance.
(i)
Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Pension Plan is so qualified, or such Pension Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan.
(ii)
There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Official Body, with respect to any Plan that could reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(iii)
No ERISA Event has occurred or is reasonably expected to occur. Except, in each case, as would not reasonably be expected to result in a Material Adverse Change; (a) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (b) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (c) neither Borrower nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (d) neither Borrower nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; (e) neither Borrower nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (f) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.
6.1.14.
Environmental Matters. Each Loan Party is and, to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws except to the extent such matters would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
6.1.15.
Solvency. On the Closing Date and after giving effect to the initial Loans hereunder, (i) the Borrower is Solvent and (ii) the Loan Parties and their Subsidiaries, taken as a whole, are Solvent.
6.1.16.
Sanctions and International Trade Laws . Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Official Body regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Loan Party represents and warrants that there is no Blocked Property pledged as Collateral

6.1.17.
Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Official Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
6.1.18.
Affected Financial Institution. No Loan Party is an Affected Financial Institution.
6.1.19.
Material Contracts; Burdensome Restrictions. The material contracts relating to the business operations of each Loan Party and, to the Loan Parties’ knowledge, each Subsidiary of any Loan Party which is not itself a Loan Party, including all employee benefit plans and Multiemployer Plans are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default by such Loan Party or such Subsidiary thereunder, or, to the Loan Parties’ knowledge, parties other than such Loan Party or such Subsidiary, as applicable, except in each case, as would not reasonably be expected to result in a Material Adverse Change. None of the Loan Parties or their respective Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change.
6.1.20.
Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary of any Loan Party, or for which any claim may be made against any Loan Party or any such Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.
6.1.21.
Beneficial Ownership. The Beneficial Ownership Certification executed and delivered to the Administrative Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The

Borrower acknowledges and agrees that the Beneficial Ownership Certification is one of the Loan Documents.

7. CONDITIONS TO EffectIVENESS and LENDING AND ISSUANCE OF LETTERS OF CREDIT

The effectiveness of this Agreement and the obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent.

7.1.1 Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i) (I) A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (v) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, except for representations and warranties which (A) specifically refer to an earlier date which shall have been true and correct in all material respects as of such earlier date referred to therein, and (B) are qualified by materiality which will be true and correct in all respects, (w) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (x) no Event of Default or Potential Default exists, (y) the Loan Parties are in compliance with ERISA and applicable labor laws, and (z) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent; and (II) a certificate of an Authorized Officer of the Borrower as to the solvency of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement;

(ii) A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing (if applicable) of each Loan Party in their respective states of organization;

(iii) This Agreement and each of the other Loan Documents to be delivered on the Closing Date duly executed by the parties thereto and all appropriate financing statements and appropriate stock powers and certificates evidencing the pledged Collateral;

(iv) A written opinion of counsel for the Loan Parties, dated the Closing Date in form and substance acceptable to the Administrative Agent and its counsel;

(v) Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee;

(vi) A duly completed pro forma compliance certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date for which financial statements have been delivered under the Existing Credit Agreement, signed by an Authorized Officer of Borrower, evidencing pro forma compliance with the financial covenants as of the Closing Date (after giving effect to the transactions occurring on the Closing Date);

(vii) All material consents, regulatory approvals and licenses required to effectuate the transactions contemplated hereby;

(viii) Absence of (A) any legal or regulatory prohibitions or restrictions in connection with the transactions contemplated hereby and (B) any action, suit, investigation, or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Official Body that could reasonably be expect to have a Material Adverse Change;

(ix) Absence of any Material Adverse Change from the information previously delivered to the Administrative Agent in connection with the transactions contemplated hereby;

(x) A Lien search in acceptable scope and with acceptable results;

(xi) An executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator or other applicable Person for each leased Collateral location requested by the Administrative Agent;

(xii) Receipt of the Loan Parties’ most recent audited financial statements, prepared in accordance with GAAP;

(xiii) Evidence that the Existing Credit Agreement, and the obligations thereunder have been paid in full and, if applicable, all liens and security interests related thereto shall have been released;

(xiv) Within three (3) Business Days prior to the Closing Date, the Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender an executed Beneficial Ownership Certification and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(xv) Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.

7.1.2 Payment of Fees. The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.

Without limiting the generality of the provisions of the last paragraph of Section 10.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 7.1 [Conditions to Effectiveness], each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2 Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit (including any such extension of credit on the Closing Date): (i) the representations and warranties of the Loan Parties shall then be true and correct in all material respects, except for representations and warranties which (A) specifically refer to an earlier date which shall have been true and correct in all material respects as of such earlier date referred to therein, and (B) are qualified by materiality which will be true and correct in all respects, (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be, and (iv) in the case of any Loan or Letter of Credit to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Optional Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Optional Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the relevant Optional Currency.

8. COVENANTS

The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:

8.1 Affirmative Covenants.

8.1.1 Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions].

8.1.2 Payment of Taxes . Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all federal, state and other material taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except to the extent that such taxes are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.

8.1.3 Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured and against other risks in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Loan Parties shall comply with the covenants and provide the endorsement set forth on Schedule 8.1.3 relating to property and related insurance policies covering the Collateral.

8.1.4 Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties material to its business.

8.1.5 Visitation Rights. Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of (x) the Administrative Agent and (y) after the occurrence and during the continuance of an Event of Default, any of the Lenders, at reasonable times and upon reasonable notice to the Borrower, to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that (i) the Administrative Agent shall conduct no more than two (2) such visits during any fiscal year of the Borrower unless an Event of Default shall have occurred and be continuing and (ii) so long as no Event of Default shall have occurred and be continuing, the Borrower shall be required to pay for no more than one such visit in any consecutive four fiscal quarter period. Notwithstanding the foregoing, none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement not entered into for purposes of qualifying for the exclusion in this clause (ii), or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, (x) in the case of a binding agreements with respect to clause (iii), the Borrower or the applicable Subsidiary shall use commercially reasonable efforts to obtain waivers and to otherwise provide such information that does not violate such obligations and (y) in the case of clauses (ii) (to the extent permitted under applicable law or such binding agreement) and (iii), shall notify the Administrative Agent as to the scope of the information that is not being provided under the applicable exception.

8.1.6 Keeping of Records and Books of Account. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower.

8.1.7 Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 [Compliance with Laws; Use of Proceeds] if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.8 [Use of Proceeds] and as permitted by applicable Law.

8.1.8 Landlord Consents, Further Assurances.

(a) Landlord Consents. Each Loan Party shall use commercially reasonable efforts to, within thirty (30) days of the request of the Administrative Agent (or such later date as the Administrative Agent may agree in its sole discretion), to deliver or cause to be delivered to the Administrative Agent a duly executed landlord consent with respect to each leased location where material corporate books and records and/or other material assets of any of the Loan Parties are maintained, which consents shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) Further Assurances. Each Loan Party shall, from time to time, at its expense, (a) faithfully preserve and protect the Administrative Agent’s Lien on the Collateral whether now owned or hereafter acquired as a continuing first priority perfected Lien, subject only to Permitted Liens, (b) cooperate in the correction of any material defect or error discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (c) do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, (v) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

8.1.9 Additional Guarantors. Each Loan Party shall give notice to the Administrative Agent within ten (10) days after creating a Subsidiary, or acquiring the equity interests of any other Person and cause each of their Domestic Subsidiaries (other than any Special Purpose Subsidiaries), whether newly formed, after acquired or otherwise existing, to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its sole discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement and delivery to the Administrative Agent of documents in the forms described in Section 7.1.1(ii) through (v) and (x), and such other documents necessary to grant and perfect Liens to the Administrative Agent for the benefit of the Secured Parties in the equity interests of, and Collateral held by, such Subsidiary and such other documents or agreements as the Administrative Agent may reasonably request. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions specified in this Section 8.1.9 [Additional Guarantors], until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.1.9 [Additional Guarantors], in accordance with the foregoing).

8.1.10 Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws . Each of the Loan Parties covenants and agrees that it shall: (a) immediately notify the Administrative Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Administrative Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.

8.1.11 Post-Closing Obligations. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the obligations set forth on Schedule 8.1.11.

8.2 Negative Covenants.

8.2.1 Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) [reserved];

(iii) Indebtedness of (A) a Loan Party to another Loan Party, and (B) of any Loan Party to a Subsidiary that is not a Loan Party so long as such Indebtedness under this clause (B) is subordinated to the Obligations in a manner satisfactory to the Administrative Agent;

(iv) Indebtedness incurred with respect to (A) Purchase Money Security Interests and (B) capitalized leases: provided that in the case of clause (A), any such Indebtedness shall be secured only by the tangible personal property acquired in connection with the incurrence of such Indebtedness and in the case of clause (B), any such Indebtedness shall be secured only by the asset subject to such capitalized lease; provided further that the sum of the aggregate principal amount of any Indebtedness incurred and outstanding under this clause (iv) shall not exceed the greater of (x) $50,000,000 and (y) an amount equal to 20.0% of Consolidated EBITDA for the period of four fiscal quarters ended as of the date of the financial statements most recently delivered to the Administrative Agent under Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements];

(v) Existing Indebtedness as set forth on Schedule 8.2.1, including, with respect to any revolving facility Indebtedness set forth thereon, the incurrence of Indebtedness up to the aggregate applicable revolving facility size in effect on the Closing Date as set forth on Schedule 8.2.1 (in each case, including any extensions or renewals thereof; provided there is no increase in the amount thereof unless otherwise specified on Schedule 8.2.1);

(vi) Indebtedness of a Person existing at the time such Person became a Subsidiary or assumed in connection with the acquisition of assets from such Person pursuant to a Permitted Acquisition in compliance with Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions], so long as either (A) such Indebtedness (1) is included in the purchase price of such Permitted Acquisition, (2) has a maturity date of not earlier than the later of the Expiration Date and the latest Term Loan Maturity Date, and (3) is subordinated to the Indebtedness under the Loan Documents on terms and conditions and pursuant to a subordination agreement acceptable to Administrative Agent (but extensions and renewals thereof shall not be permitted); provided, however, Borrower shall have ninety (90) days to provide the subordination of such Indebtedness if such Indebtedness is otherwise not refinanced in a manner permitted by this Agreement or as otherwise approved by Administrative Agent within such ninety (90) day period or (B)(1) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets and (2) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness; provided that the sum of the aggregate principal amount of any Indebtedness outstanding under this clause (vi)(B) shall not exceed $50,000,000 at any time;

(vii) Other Indebtedness incurred by any Loan Party or any Subsidiary of any Loan Party in an amount at any one time outstanding not to exceed the greater of (x) $75,000,000 and (y) an amount equal to 35% of Consolidated EBITDA for the period of four fiscal quarters ended as of the date of the financial statements most recently delivered to the Administrative Agent under Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements];

(viii) Any (i) Lender Provided Interest Rate Hedge or Lender Provided Foreign Currency Hedge, (ii) other Interest Rate Hedge or Foreign Currency Hedge approved by the Administrative Agent that is entered into for hedging (rather than speculative) purposes, or (iii) Indebtedness under any Other Lender Provided Financial Service Product;

(ix) Guaranties permitted under Section 8.2.3 [Guaranties];

(x) (A) Indebtedness of a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party and (B) Indebtedness of a Subsidiary that is not a Loan Party to a Loan Party provided that such intercompany Indebtedness is permitted under Section 8.2.4 [Investments]; and

(xi) Indebtedness under Securitization Transactions; provided that (A) the Indebtedness thereunder shall not exceed $75,000,000 at any time outstanding, (B) immediately prior to and after the initial closing of such Securitization Transaction on a pro forma basis, no Potential Default or Event of Default shall have occurred and be continuing or would result therefrom, and the Borrower shall deliver to the Administrative Agent a pro forma compliance certificate demonstrating that the Loan Parties would be in pro forma compliance with the covenants set forth in Section 8.2.14 [Maximum Total Net Leverage Ratio] and Section 8.2.15 [Minimum Interest Coverage Ratio] (as calculated as of the most recently ended fiscal quarter or fiscal year for which the Borrower is then required to have delivered financial statements in accordance with Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements] and (C) such Securitization Transaction shall be non-recourse to the Borrower and its Subsidiaries (other than any Special Purpose Subsidiary) other than with respect to purchase or repurchase obligations for breaches of representations and warranties, performance guaranties and indemnity obligations and other similar undertakings in each case that are customary for similar standard market accounts receivable securitizations;

8.2.2 Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3 Guaranties. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty of any obligation or liability of any other Person, except for (a) Guaranties of obligations (including Indebtedness) of the Loan Parties and their Subsidiaries permitted hereunder; provided, that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations to at least the same degree that the guarantied Indebtedness is subordinated to the Obligations, and (ii) any Guaranty by any Loan Party of any obligations of a Subsidiary that is not a Loan Party shall only be permitted to the extent permitted under Section 8.2.4 [Investments], and (b) Guaranties of the obligations of any other Person (other than the Loan Parties and their Subsidiaries) to the extent such Guaranty is permitted as an Investment in such other Person under Section 8.2.4 [Investments].

8.2.4 Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any Investment, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) Investments of the Loan Parties and their Subsidiaries existing on the Closing Date in their Subsidiaries;

(iii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iv) to the extent constituting an Investment, the forgiveness or cancellation of intercompany indebtedness;

(v) Permitted Investments;

(vi) Permitted Acquisitions in compliance with Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] and Investments permitted pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures]; and

(vii) Permitted Intercompany Investments;

(viii) Investments in a Special Purpose Subsidiary, and, to the extent constituting an Investment, purchases of Securitization Related Property pursuant to any securitization repurchase obligation, in each case in connection with a Permitted Securitization Transaction; provided that such Investments are customary in Securitization Transactions; and

(ix) other Investments in an aggregate outstanding amount not to exceed the greater of (x) $100,000,000 and (y) an amount equal to 40% of Consolidated EBITDA for the period of four fiscal quarters ended as of the date of the financial statements most recently delivered to the Administrative Agent under Section 8.3.1 [Quarterly Financial Statements] or Section 8.3.2 [Annual Financial Statements].

For purposes of calculating the amount of any Investment, such amount shall equal (x) the amount of cash or non-cash assets actually invested less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made). The amount of any

Investment consisting of the provision of services or the transfer of non-cash assets shall be equal to the fair market value of such services or non-cash assets, as the case may be, as reasonably determined by the Borrower in good faith.

8.2.5 Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of Capital Stock, on account of the purchase, redemption, retirement or acquisition of its shares of Capital Stock (or warrants, options or rights therefor), including, for the avoidance of doubt, all stock repurchases by the Borrower (collectively, “Restricted Payments”), except (i) each Subsidiary may make Restricted Payments to other Loan Parties, (ii) the Borrower and its Subsidiaries may declare and make Restricted Payments payable solely in the Capital Stock of such Person, (iii) the Borrower may make other Restricted Payments payable to holders of its Capital Stock so long as, in the case of this clause (iii), (A) no Potential Default or Event of Default has occurred and is continuing or exists after giving effect thereto, and (B) the Loan Parties shall be in pro forma compliance with the covenants contained in Section 8.2.14 [Maximum Total Net Leverage Ratio] and Section 8.2.15 [Minimum Interest Coverage Ratio] after giving pro forma effect to such Restricted Payments (including any Indebtedness incurred in connection therewith), in each case, calculated as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements], and (iv) the Borrower and its Subsidiaries may pay dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section.

8.2.6 Liquidations, Mergers, Consolidations, Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, (a) dissolve, liquidate or wind up its affairs, (b) become a party to any merger or consolidation, (c) acquire (i) a majority of the voting equity interests or economic interests of another Person, or (ii) all or substantially all of the assets of another Person or of a division, line of business or other business unit of another Person or (d) consummate an LLC Division; provided that:

(i) (A) any Loan Party other than the Borrower may consolidate or merge into, or liquidate into, the Borrower or another Loan Party which is wholly-owned by one or more of the other Loan Parties, (B) any Subsidiary of the Borrower that is not a Loan Party may consolidate or merge into, or liquidate into, the Borrower or any other Subsidiary and (C) any Subsidiary of the Borrower may dissolve or liquidate so long as either (1) such Subsidiary owns no assets at the time of such liquidation or dissolution or (2) any assets owned by such Subsidiary are transferred to the Borrower or another Subsidiary prior to such liquidation or dissolution (or if such Subsidiary is a Loan Party, to the Borrower or another Loan Party);

(ii) the Borrower and its Subsidiaries may (each of the following, a “Permitted Acquisition”) acquire, whether by purchase or by merger, (1) all or a majority of the ownership interests of another Person, or (2) all or substantially all of the assets of another Person or of a business or division of another Person, provided that, in the case of this clause (B), each of the following requirements are met:

(a) the Loan Parties shall have taken all actions required by Section 8.1.9 [Additional Guarantors] within the time frames set forth in Section 8.1.9 [Additional Guarantors];

(b) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall comply with Section 8.2.10 [Continuation of or Change in Business];

(c) no Potential Default or Event of Default shall exist immediately prior to or after giving effect to such Permitted Acquisition;

(d) the Borrower shall be in pro forma compliance with the covenants contained in Section 8.2.14 [Maximum Total Net Leverage Ratio] and Section 8.2.15 [Minimum Interest Coverage Ratio] after giving pro forma effect to such Permitted Acquisition (including in such computation Indebtedness assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition as more fully set forth in the definition of Consolidated EBITDA), in each case, calculated as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered hereunder pursuant to Section 8.3.1 [Quarterly Financial Statements] or 8.3.2 [Annual Financial Statements];

(e) such Permitted Acquisition is not a Hostile Acquisition;

(f) if the aggregate Consideration paid for any such Permitted Acquisitions exceeds $50,000,000 (each, a “Material Permitted Acquisition”), the Borrower shall demonstrate to the Administrative Agent’s satisfaction of the condition set forth in clause (d) above by completing and delivering at least five (5) Business Days prior to such Permitted Acquisition (or such later date approved by the Administrative Agent), a certificate in the form of Exhibit 8.2.6 evidencing such compliance); and

(g) in the case of a Material Permitted Acquisition, the Borrower shall deliver to the Administrative Agent (1) at least twenty (20) days before such Permitted Acquisition (or such later date approved by the Administrative Agent), all financial statements received with respect to the Persons or assets proposed to be acquired, (2) at least ten (10) days before such Permitted Acquisition (or such later date approved by the Administrative Agent), drafts of any agreements proposed to be entered into by such Borrower in connection with such Permitted Acquisition, and (3) prior to the time of such Permitted Acquisition (or such later date approved by the Administrative Agent), executed copies of such agreements entered into by Borrower in connection with such Permitted Acquisition, and shall deliver to the Administrative Agent such other information about such Person or its assets as any Lender may reasonably require; and

(iii) the Borrower and its Subsidiaries may consummate other Investments permitted under Section 8.2.4 [Investments].

8.2.7 Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets (including, in each case, by way of an LLC Division), tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of Capital Stock of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business; or

(iii) any sale, transfer or lease of assets by any Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(iv) any sale, transfer or lease of assets constituting an Investment permitted by Section 8.2.4 [Investments];

(v) any sale, transfer or lease of assets by any Loan Party (other than the Borrower), or any Subsidiary of such Loan Party, to another Loan Party, and in the event that any Subsidiary that is a Foreign Direct Subsidiary is transferred by any Loan Party pursuant to a corporate restructuring and as a result of restructuring such transferred Subsidiary ceases to be a Foreign Direct Subsidiary, Administrative Agent shall release the pledge by the transferring Loan Party of 65% of its equity in such Subsidiary provided that the Borrower causes the direct parent company of the transferee Subsidiary, if such transferee Subsidiary is a Foreign Direct Subsidiary, to pledge 65% of its equity interest in such transferee Foreign Direct Subsidiary as required by this Agreement;

(vi) the sale, lease or transfer of other property or assets not to exceed the greater of (x) $100,000,000 and (y) 6.5% of Consolidated Total Assets (calculated at the time of such sale or other disposition after giving pro forma effect to such sale or disposition) during the term of this Agreement; provided that (1) at least 75% of the consideration received therefor by the Loan Parties or any such Subsidiary shall be in the form of cash or Permitted Investments; provided that cash and Permitted Investments shall be deemed to include any Designated Non-Cash Consideration having a fair market value at the time received that, when taken together with all other Designated Non-Cash Consideration previously received and then outstanding, does not exceed the greater of (x) $35,000,000 and (y) two percent (2.0%) of Consolidated Total Assets (calculated at the time of receipt of such Designated Non-Cash Consideration and determined after giving effect to the applicable asset sale), (2) no Event of Default or Potential Default shall exist or shall result therefrom and (3) any such disposition shall be for fair market value; and

(vii) the sale or transfer of Securitization Related Property by the Borrower and its Subsidiaries pursuant to any Permitted Securitization Transaction;

provided that, notwithstanding the foregoing, any Subsidiary that is a dormant entity with no material assets or commercial or business operations, may be dissolved or liquidated or may wind up its affairs without restriction.

8.2.8 Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Loan Party (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction (i) is in accordance with Section 8.2.7(iii), or (ii) is not otherwise prohibited by this Agreement, is entered into upon fair and reasonable arm’s-length terms and conditions and is in accordance with all applicable Law.

8.2.9 Subsidiaries, Partnerships and Joint Ventures. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries, except to the extent the Loan Parties have complied with Section 8.1.9 [Additional Guarantors] with respect to such Subsidiary. Each of the Loan Parties shall not become or agree to become a party to a Joint Venture other than a Permitted Joint Venture.

8.2.10 Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business as conducted and operated by such Loan Party or Subsidiary during the present fiscal year and other related businesses in the hydraulic and electronic control systems industries, and adjacent, ancillary or reasonably related industrial goods businesses, including, without limitation, businesses that are related vertically in the same industry or channel to market.

8.2.11 Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.2.12 [Reserved].

8.2.13 Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, (i) without giving 10 calendar days’ prior written notice (or such shorter time as agreed to by the Administrative Agent) to the Administrative Agent, change its name, jurisdiction of organization or form of organization, or (ii) amend in any other respect its certificate of incorporation (including any provisions or resolutions relating to Capital Stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such change would reasonably be expected to be adverse in any material respect to the Lenders.

8.2.14 Maximum Total Net Leverage Ratio. The Loan Parties shall not as of the last day of any fiscal quarter permit the Total Net Leverage Ratio to exceed 3.75 to 1.00. This covenant shall be calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended. As to any calculation in connection with a Material Permitted Acquisition, the maximum permitted Total Net Leverage Ratio permitted hereby shall be temporarily increased by 0.50 to 1.00 at the closing of such Material Permitted Acquisition and for the twelve (12) months following the closing of such Material Permitted Acquisition (such 12 month period, an “Adjustment Period”). No Adjustment Period may be reset or extended as a result of a subsequent Material Permitted Acquisition that closes while such Adjustment Period is ongoing, and following the expiration of any Adjustment Period, the maximum Total Net Leverage Ratio cannot be subsequently increased again as a result of a subsequent Material Permitted Acquisition (and a subsequent Adjustment Period cannot commence) until the Borrower has delivered a quarterly Compliance Certificate evidencing that it was in compliance with the maximum Total Net Leverage Ratio as set forth in this Section 8.2.14 [Maximum Total Net Leverage Ratio] (after the decrease in such maximum Total Net Leverage Ratio following the expiration of such Adjustment Period).

8.2.15 Minimum Interest Coverage Ratio. The Loan Parties shall not as of the last day of any fiscal quarter permit the Interest Coverage Ratio to be less than 3.00 to 1.00. This covenant shall be calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended.

8.2.16 Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws . Each of the Loan Parties shall not, and shall not permit any Subsidiary to, do any of the following, nor permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to do ant of the following: (a) become a Sanctioned Person; (b) directly or indirectly, lend, contribute, provide, use, or make available the proceeds of any Loan to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Administrative Agent, any Joint Lead Arranger, Issuing Lender, any Lender, underwriter, advisor, investor, or otherwise) of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay the Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.

8.2.17 [Reserved].

8.2.18 Limitation on Negative Pledges. Each of the Loan Parties shall not, and shall not permit any Subsidiary, to enter into or suffer to exist or become effective any agreement that (a) prohibits or limits the ability of such Loan Party or any of its Subsidiaries to (i) other than with respect to any Foreign Subsidiary, act as a Loan Party; (ii) make dividends or distribution to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the

Obligations, other than, in the case of clauses (ii) through (v), (A) this Agreement and the other Loan Documents (B) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of assets permitted under this Agreement of all or substantially all of the equity interests or assets of such Subsidiary, (C) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (D) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business, (E) applicable law, (F) provisions with respect to dividends and the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, (G) any restrictions under any Indebtedness permitted under Section 8.2.1 [Indebtedness]; provided that, either (1) such restrictions are no more restrictive than those contained under this Agreement or (2) such restrictions relate only to Foreign Subsidiaries obligated on such Indebtedness and the assets of such Foreign Subsidiaries; and (H) customary provisions restricting subletting, sublicensing or assignment of any intellectual property license or any lease governing any leasehold interests of a Loan Party and its Subsidiaries. In addition to the foregoing, in no event shall any Loan Party enter into an agreement with any other Person to restrict the ability of the Borrower or such Loan Party, to encumber, pledge, mortgage, grant a security interest in, assign, sell, lease, or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of the Collateral; and (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations.

8.2.19 Use of Proceeds. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, use the proceeds of any Loans or Letters of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of the provisions of the regulations of the Board of Governors of the Federal Reserve System or (b) in contravention of any Law (including Anti-Money Laundering Laws) or of any Loan Document.

8.3 Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2 Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of any “going concern” or similar qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

8.3.3 Certificate of the Borrower. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 8.3.3.

8.3.4 Notices.

8.3.4.1 Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.4.2 Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of related claims in excess of $2,500,000, or which would reasonably be expected to constitute a Material Adverse Change.

8.3.4.3 [Reserved].

8.3.4.4 Erroneous Financial Information. Promptly in the event that the Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.5 ERISA Event. Promptly following the Borrower obtaining knowledge of the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

8.3.4.6 Certain Mandatory Prepayment Events. Within 30 days of the occurrence of an Asset Sale or Recovery Event that would give rise to a mandatory prepayment under Section 5.7.1 [Sale of Assets and Recovery Events] (without regard to the proviso thereof), notice to the Administrative Agent of the occurrence of such Asset Sale or Recovery Event and, if the Borrower intends to reinvest the Net Cash Proceeds from such Asset Sale or Recovery Event in accordance with Section 5.7.1 [Sale of Assets and Recovery Events], a Reinvestment Notice with respect thereto.

8.3.4.7 Other Reports. Promptly upon their becoming available to the Borrower:

(i) Annual Budget. The annual forecasts or projections of the Borrower, to be supplied not later than sixty (60) days after the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii) Management Letters. Any reports including management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

(iii) SEC Reports; Shareholder Communications. Reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Borrower with the Securities and Exchange Commission.

(iv) USA Patriot Act; Beneficial Ownership. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(v) Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

8.3.5 Electronic Delivery. The financial statements required to be delivered pursuant to Section 8.3.4.7(iii) [SEC Reports; Shareholder Communications], Section 8.3.1 [Quarterly Financial Statements] and Section 8.3.2 [Annual Financial Statements] may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents on the Borrower’s website on the Internet or (ii) on which such documents are posted by the Borrower or on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access, including the Platform (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower’s having filed with the Securities and Exchange Commission, and such documents being publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or otherwise, (a) an annual report on Form 10-K for such year will satisfy the Borrower’s obligation under Section 8.3.2 [Annual Financial Statements] with respect to such year and (b) a quarterly report on Form 10-Q for such quarter will satisfy the Borrower’s obligation under Section 8.3.1 [Quarterly Financial Statements] with respect to such quarter. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents requesting delivery of copies to it or maintaining its copies of such documents.

9. DEFAULT

9.1 Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1 Payments Under Loan Documents. The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit or Obligation on the date on which such principal or other amount becomes due in accordance with the terms hereof or thereof or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such interest or other amount becomes due in accordance with the terms hereof or thereof and such failure to pay described in this clause (ii) continues for three (3) or more Business Days;

9.1.2 Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or written statement furnished pursuant to the provisions hereof or thereof, shall prove to have been untrue in any material respect as of the time it was made or furnished (or shall prove to have been untrue in any respect as of the time it was made or furnished if such representation or warranty was already qualified by materiality);

9.1.3 [Reserved].

9.1.4 Breach of Negative Covenants, Visitation Rights or Anti-Money Laundering Laws. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.1 [Preservation of Existence, Etc.] (with respect to the Borrower), Section 8.1.5 [Visitation Rights], Section 8.1.10 [Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws] or Section 8.2 [Negative Covenants];

9.1.5 Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) Business Days;

9.1.6 Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving the extension of Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $15,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness;

9.1.7 Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $15,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.8 Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to file financing continuation statements or to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents;

9.1.9 Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $15,000,000 (unless covered by self-insurance approved by the Administrative Agent), or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter;

9.1.10 Events Relating to Pension Plans and Multiemployer Plans. An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $15,000,000, or Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability is in excess of $15,000,000;

9.1.11 Change of Control. A Change of Control shall occur; or

9.1.12 Relief Proceedings. A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.

9.2 Consequences of Event of Default.

9.2.1 Generally. If any Event of Default specified under Section 10.1 [Events of Default] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lender shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as Cash Collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and

(d) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Lender to issue, amend or extend any Letter of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to provide Cash Collateral as specified in clause (c) above shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.2.2 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3 [Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

9.2.3 Enforcement of Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 9.2 [Consequences of Event of Default] for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Lender or the Swing Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swing Loan Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2.2 [Set-off] (subject to the terms of Section 5.3 [Sharing of Payments by Lenders]), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 9.2.3 [Enforcement of Rights and Remedies], and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.3 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders; and

9.2.4 Application of Proceeds. From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 [Consequences of Event of Default] and until Payment in Full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swing Loan Lender in proportion to the respective amounts described in this clause First payable to them;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, the applicable Hedge Banks and the applicable Cash Management Banks, in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any undrawn amounts under outstanding Letters of Credit; and

(vi) Last, the balance, if any, to the Loan Parties or as required by Law.

Notwithstanding anything to the contrary in this Section 9.2.4 [Application of Proceeds], no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4 [Application of Proceeds].

In addition, notwithstanding the foregoing, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation, as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Person not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

10.
THE ADMINISTRATIVE AGENT
10.1.
Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 [The Administrative Agent] are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.2.
Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3.
Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)
shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b)
shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)
shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 [Modifications, Amendments or Waivers] and 9.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4.
Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5.
Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 [The Administrative Agent] shall apply to any such sub-agent and to the Related Parties of the

Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.6.
Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6 [Resignation of Administrative Agent]. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 [The Administrative Agent] and Section 11.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

If PNC resigns as Administrative Agent under this Section 10.6 [Resignation of Administrative Agent], PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.

10.7.
Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8.
No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
10.9.
Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of that certain fee letter dated May 9, 2024 (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent and PNC Capital Markets LLC, as amended from time to time.
10.10.
Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.9.2 [Letter of Credit Fees] and 11.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and
(b)
to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3 [Expenses; Indemnity; Damage Waiver].

10.11.
Authorization to Release Collateral and Guarantors. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,
(i)
to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Payment in Full of the Obligations or (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents;
(ii)
to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (viii) of the definition of “Permitted Liens; and
(iii)
to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.11 [Authorization to Release Collateral and Guarantors].

10.12.
No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.13.
Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and Other Lender Provided Financial Service Products No Reliance on Administrative Agent’s Customer Identification Program. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 9.2.4 [Application of Proceeds], the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 [The Administrative Agent] to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank, as the case may be.
10.14.
Certain ERISA Matters.
10.14.1.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Joint Lead Ararnger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(a)
such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(b)
the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(c)
(i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(d)
such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
10.14.2.
In addition, unless either (1) sub-clause (a) in the immediately preceding Section 10.14.1 is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) in the immediately preceding Section 10.14.1, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any Joint Lead Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
11.
MISCELLANEOUS
11.1.
Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
11.1.1.
Increase of Commitment. Increase the amount of the Revolving Credit Commitment or Term Loan Commitment of any Lender hereunder without the consent of such Lender;
11.1.2.
Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date, Term Loan Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
11.1.3.
Release of Collateral or Guarantor. Except for sales of assets permitted by Section 8.2.7 [Dispositions of Assets or Subsidiaries], release all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors from their Obligations under the Guaranty Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders); or
11.1.4.
Miscellaneous. Amend the definition of “Optional Currency” or Section 2.13(iii) [Requests for Additional Optional Currencies], Section 5.2 [Pro Rata Treatment of Lenders], Section 10.3 [Exculpatory Provisions], Section 5.3 [Sharing of Payments by Lenders] or Section 9.2.4 [Application of Proceeds] or this Section 11.1 [Modifications, Amendments or Waivers], except as permitted by Section 10.11 [Authorization to Release Collateral and Guarantors], subordinate the Obligations hereunder or the Liens granted hereunder, or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case, without the consent of all of the Lenders; provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swing Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swing Loan Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 11.1.1 through 11.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding the foregoing, (x) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to (i) correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole) or (ii) to effectuate any increase in the Revolving Commitments and/or the incurrence of any Incremental Term Loans in accordance with Section 2.11 [Increase in Revolving Credit Commitments; Incremental Term Loans] (subject to the consent of the Lenders providing such increase or Incremental Term Loans) and (y) this Agreement may be amended or amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

11.2.
No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
11.3.
Expenses; Indemnity; Damage Waiver.
11.3.1.
Costs and Expenses. The Borrower shall pay (i) all out-of-pocket expenses incurred by PNC Capital Markets, LLC, the Administrative Agent and its Affiliates (including the reasonable out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the due diligence, preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

11.3.2.
Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Joint Lead Arranger, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for such Indemnitees, taken as a whole and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the event of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding or preparation of a defense relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.3.2 [Indemnification by the Borrower] shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
11.3.3.
Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.3.1 [Costs and Expenses] or 11.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such subagent) or Issuing Lender in connection with such capacity.

11.3.4.
Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.3.2 [Indemnification by the Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
11.3.5.
Payments. All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor (together with reasonable back-up documentation supporting such request).
11.3.6.
Survival. Each party’s obligations under this Section 11.3 [Expenses; Indemnity; Damage Waiver] shall survive the termination of the Loan Documents and payment of the obligations hereunder.
11.4.
Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in the definition of “Interest Period”) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date or applicable Term Loan Maturity Date, as applicable, if the Expiration Date or applicable Term Loan Maturity Date, as applicable, is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
11.5.
Notices; Effectiveness; Electronic Communication.
11.5.1.
Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(A).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.5.2 [Electronic Communications], shall be effective as provided in such Section.

11.5.2.
Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
11.5.3.
Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
11.5.4.
Platform.
(a)
Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(b)
The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any

Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
11.6.
Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
11.7.
Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full, other than Section 11.3 [Expenses; Indemnity; Damage Waiver], and any other covenant or agreement herein that relates to indemnification and expense reimbursement or that expressly survives the termination of this Agreement or Payment in Full.
11.8.
Successors and Assigns.
11.8.1.
Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) except (i) to an assignee in accordance with the provisions of Section 11.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 11.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8.5 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
11.8.2.
Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)
Minimum Amounts.
(A)
in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in clause (i)(A) of this Section 11.8.2 [Assignment by Lenders], the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000.00, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, or $5,000,000 in the case of any assignment in respect of the Term Loan Commitment or outstanding Term Loan of such assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)
Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)
Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.8.2(i)(B) and, in addition:
(A)
the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)
the consent of the Issuing Lender and Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments; and
(C)
the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Commitments or any unfunded Commitments with respect to any Term Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender in respect of such Term Loan, an Affiliate of a Lender in respect of such Term Loan or an Approved Fund of a Lender in respect of such Term Loan.
(iv)
Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.00, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)
No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(vi)
No Assignment to Certain Persons. No such assignment shall be made to (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 11.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.8.2 [Assignments by Lenders] shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8.4 [Participations].

11.8.3.
Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.8.4.
Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 11.1.1 [Increase of Commitment], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 11.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.8.5.
Cashless Settlement . Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

11.8.6.
Arrangers/Bookrunners . Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.
11.8.7.
Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
11.9.
Confidentiality.
11.9.1.
General. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.9.2.
Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 11.9.1 [General].

11.10.
Counterparts; Integration; Effectiveness; Electronic Execution; Electronic Records.
11.10.1.
Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Section 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
11.10.2.
Electronic Execution. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement which has been converted into electronic form (such as scanned into PDF format), or an electronically signed version of any of the foregoing converted into another format, for transmission, delivery and/or retention.
11.10.3.
Electronic Records. The Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

11.11 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

11.11.1 Governing Law. This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles. Each standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (“UCP”) or the rules of the International Standby Practices (ICC Publication Number 590) (“ISP98”), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the State of New York without regard to its conflict of laws principles.

11.11.2 SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.11.3 WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 11.11 [CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL]. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

11.11.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.11.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12 USA Patriot Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.13 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document, each party hereto acknowledges that any liability of any Loan Party that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instrument of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.14 [Reserved].

11.15 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.16 Amendment and Restatement. The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; and (b) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.1 [Modifications, Amendments or Waivers] of the Existing Credit Agreement. This Agreement is not a novation of the Existing Credit Agreement or the credit facilities, indebtedness and other obligations under the Existing Credit Agreement. It is the intent of the parties to amend and restate the Existing Credit Agreement and the credit facilities provided thereunder, without novation or interruption.

11.17 Erroneous Payments.

11.17.1 If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding Section 11.17.2) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 11.7.1 shall be conclusive, absent manifest error.

11.17.2 Without limiting immediately preceding Section 11.7.1, each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(i) such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.17.2.

11.17.3 Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding Section 11.17.1 or under the indemnification provisions of this Agreement.

11.17.4 In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding Section 11.17.1, from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, but subject to Section 11.8 [Successors and Assigns], sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous

Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

11.17.5 The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

11.17.6 To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

11.17.7 Each party’s obligations, agreements and waivers under this Section 11.17 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12. GUARANTY

12.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders and the other Secured Parties as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents, Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Other Lender Provided Financial Service Products or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Hedge Liabilities with respect to such Guarantor.

12.2 Obligations Unconditional. The obligations of the Guarantors under Section 12.1 [The Guaranty] are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges or Other Lender Provided Financial Service Products, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.2 [Obligations Unconditional] that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article 12 [Guaranty] until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge or any Other Lender Provided Financial Service Product, or any other agreement or instrument referred to in the Loan Documents, such Lender Provided Interest Rate Hedges, such Lender Provided Foreign Currency Hedges or such Other Lender Provided Financial Service Products shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge or any Other Lender Provided Financial Service Product, or any other agreement or instrument referred to in the Loan Documents, such Lender Provided Interest Rate Hedges, such Lender Provided Foreign Currency Hedges or such Other Lender Provided Financial Service Products shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Lender Provided Interest Rate Hedge, any Lender Provided Foreign Currency Hedge or any Other Lender Provided Financial Service Product, or any other agreement or instrument referred to in the Loan Documents, such Lender Provided Interest Rate Hedges, such Lender Provided Foreign Currency Hedges or such Other Lender Provided Financial Service Products, or against any other Person under any other guarantee of, or security for, any of the Obligations.

12.3 Reinstatement. The obligations of the Guarantors under this Article 12 [Guaranty] shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 12.2 [Obligations Unconditional] and through the exercise of rights of contribution pursuant to Section 12.6 [Rights of Contribution].

12.5 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 [Consequences of Event of Default] (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2 [Consequences of Event of Default]) for purposes of Section 12.1 [The Guaranty] notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1 [The Guaranty]. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

12.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been Paid in Full.

12.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article 12 [Guaranty] is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

12.8 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Loan Party to honor all of such Specified Loan Party’s obligations under the Guaranty Agreement and the Collateral Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 12.8 [Keepwell] for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article 12 [Guaranty], voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 12.8 [Keepwell] shall remain in full force and effect until Payment in Full, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 10.11. Each Qualified ECP Guarantor intends that this Section 12.8 [Keepwell] constitute, and this Section 12.8 [Keepwell] shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

HELIOS TECHNOLOGIES, INC.,
a Florida corporation

By:
Name:
Title:

GUARANTORS:

ENOVATION CONTROLS, LLC,

an Oklahoma limited liability company

SUN HYDRAULICS, LLC,

a Florida limited liability company

FASTER, INC.,

an Ohio corporation

SPA & BATH HOLDINGS, INC.,

a Delaware corporation

BALBOA WATER GROUP, LLC,

a Delaware limited liability company

HELIOS CENTER OF ENGINEERING EXCELLENCE, INC.,

a Delaware corporation

HELIOS HYDRAULICS AMERICAS, LLC,

a Delaware limited liability company

DAMAN PRODUCTS COMPANY, LLC,

a Delaware limited liability company

SCHULTES PRECISION MANUFACTURING, INC.,

an Illinois corporation

HELIOS TECHNOLOGIES HOLDINGS, LLC,

a Florida limited liability company

I3 PRODUCT DEVELOPMENT, LLC,

a Wisconsin limited liability company

By:
Name:
Title:

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender, Swing Loan Lender, and a Lender

By:
Name:
Title:

BMO BANK N.A.,
as a Lender

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:

CITIBANK, N.A.,
as a Lender

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

CIBC BANK USA,
as a Lender

By:
Name:
Title:

HSBC BANK USA, N.A.,
as a Lender

By:
Name:
Title:

VALLEY NATIONAL BANK,
as a Lender

By:
Name:
Title: